Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
among
WILLOW PARENT, LLC,
WILLOW MERGER SUB, INC.
and
WEAVE COMMUNICATIONS, INC.
dated
August 18, 2026

Page
I. THE MERGER    2
1.1    The Merger    2
1.2    Closing    2
1.3    Effective Time    2
1.4    Effects of the Merger    2
1.5    Certificate of Incorporation and Bylaws    2
1.6    Directors and Officers    3
II. EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT MATTERS; TREATMENT OF COMPANY EQUITY AWARDS    3
2.1    Effect on Capital Stock    3
2.2    Adjustments    3
2.3    Dissenting Shares    4
2.4    Payment Matters.    4
2.5    Treatment of Company Equity Awards.    6
2.6    Withholding    8
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY    9
3.1    Organization, Good Standing and Qualification    9
3.2    Capital Structure; Subsidiaries    9
3.3    Corporate Authority; Approvals; Fairness Opinion    11
3.4    Governmental Filings; No Violations    12
3.5    SEC Filings    12
3.6    Financial Statements; Liabilities    13
3.7    Absence of Certain Changes    13
3.8    Compliance with Law    14
3.9    Litigation    15
3.10    Employee Benefits    15
3.11    Environmental Matters    17
3.12    Taxes    17
3.13    Labor Matters    18
3.14    Intellectual Property    18
3.15    Insurance    19
3.16    Properties    20

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(continued)
Page

3.17    Material Contracts    20
3.18    Brokers and Finders    22
3.19    No Rights Agreement; Anti-Takeover Provisions    22
3.20    Data Privacy and Security    23
3.21    Customers, Partners and Suppliers    23
3.22    Interested Party Contracts    23
3.23    No Other Representations and Warranties; Non-Reliance    24
IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB    24
4.1    Organization, Good Standing and Qualification    24
4.2    Corporate Authority; Approvals    25
4.3    Governmental Filings; No Violations    25
4.4    Ownership of Equity of the Company    25
4.5    Litigation    26
4.6    Financing    26
4.7    Solvency; Sufficiency of Funds    27
4.8    Information Supplied    27
4.9    Brokers and Finders    27
4.10    Committee on Foreign Investment in the United States    28
4.11    No Other Representations and Warranties; Non-Reliance    28
V. COVENANTS    28
5.1    Interim Operations    28
5.2    No Solicitation by the Company    31
5.3    Preparation of Proxy Statement    35
5.4    Stockholders’ Meeting    36
5.5    Reasonable Best Efforts; Regulatory Approval Matters    37
5.6    Pre-Closing Period Access    38
5.7    Publicity; Confidentiality    39
5.8    Employee Benefits    39
5.9    Stock Exchange Delisting; Deregistration    41
5.10    Indemnification; Directors’ and Officers’ Insurance    41
5.11    Takeover Laws    43
5.12    Section 16 Matters    43

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(continued)
Page

5.13    Merger Sub Approval    43
5.14    Parent Financing    43
5.15    Stockholder Litigation    45
5.16    Termination of Certain Agreements    45
VI. CONDITIONS    46
6.1    Conditions to Each Party’s Obligation to Effect the Merger    46
6.2    Conditions to the Obligation of Parent and Merger Sub to Effect the Merger    46
6.3    Conditions to the Obligation of the Company to Effect the Merger    47
6.4    Frustration of Closing Conditions    47
VII. TERMINATION    47
7.1    Termination    47
7.2    Effect of Termination    49
7.3    Termination Fees    50
VIII. MISCELLANEOUS AND GENERAL    52
8.1    Survival    52
8.2    Modification or Amendment    52
8.3    Waiver    52
8.4    Counterparts; Effectiveness    52
8.5    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial    53
8.6    Specific Performance    53
8.7    Notices    54
8.8    Entire Agreement; No Third-Party Beneficiaries    55
8.9    Company Professional Advisors    55
8.10    Expenses    55
8.11    Severability    55
8.12    Interpretation; Construction    55
8.13    Assignment; Delegation    57
8.14    Non-Recourse    57

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated August 18, 2026, among Willow Parent, LLC, a Delaware limited liability company (“Parent”), Willow Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Weave Communications, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, each, a “Party” and, collectively, the “Parties”). Capitalized terms used in this Agreement and not defined where first used have the respective meanings given to them in Annex A.
RECITALS
A.    The Parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and pursuant to the Merger each share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”) (other than (i) shares of Company Common Stock canceled pursuant to Section 2.1(a)(ii) and (ii) Dissenting Shares, which will be treated in accordance with Section 2.3), will be converted into the right to receive the Merger Consideration;
B.    The board of directors of the Company (the “Company Board”) has (i) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), on the terms and subject to the conditions set forth in this Agreement, (ii) unanimously determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders, and (iii) on the terms and subject to the conditions set forth in this Agreement, unanimously resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with the DGCL (this clause (iii), the “Company Board Recommendation”);
C.    The board of directors of Parent (the “Parent Board”) has unanimously (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Parent and its stockholders;
D.    The board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub and Parent (as the sole stockholder of Merger Sub), and (iii) resolved to recommend that Parent (as the sole stockholder of Merger Sub) adopt this Agreement in accordance with the DGCL;
E.    Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement and the consummation by Merger Sub of the Transactions in accordance with the DGCL by written consent immediately following the execution of this Agreement;
F.    Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered (i) a limited guarantee (“Limited Guarantee”) from Francisco Partners VII, L.P., Francisco Partners VII-A, L.P., Francisco Partners VII-B, L.P., and Francisco Partners VII-C, L.P. (collectively, the “Sponsors”) in favor of the Company and, pursuant to which, subject to the terms and conditions contained therein, the Sponsors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and (ii) a commitment letter between Parent and the Sponsors, pursuant to which, subject to the terms and conditions contained therein, the Sponsors are committing to provide to Parent, directly or indirectly, the equity financing set forth therein (the “Equity Commitment Letter” and such financing, the “Equity Financing”); and
G.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company have entered into support agreements with the Company (collectively, the “Support Agreements”), pursuant to which, among other things, such stockholders have agreed to vote and approve the Merger upon the terms and subject to the conditions contained therein.
NOW, THEREFORE, each of the Parties agrees as follows:
I. THE MERGER
1.1The Merger.
(a)On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”).
(b)Upon consummation of the Merger, the separate corporate existence of Merger Sub will cease and the Surviving Corporation will continue as the Surviving Corporation and as a wholly owned Subsidiary of Parent.
1.2Closing. The closing of the Merger (the “Closing”) will take place either (at the election of the Company) at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, CA 94105 or remotely by electronic exchange of documents, in either such case as soon as practicable but in no event later than 10:00 a.m. (Eastern time) on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3Effective Time. On the Closing Date, the Parties will cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger will become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the Parties prior to the filing of such Certificate of Merger (the time at which the Merger becomes effective is referred to as the “Effective Time”).
1.4Effects of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
1.5Certificate of Incorporation and Bylaws. At the Effective Time, subject to the provisions of Section 5.10, by virtue of the Merger and without any action on the part of the Parties, (a) the certificate of incorporation of the Surviving Corporation will be amended and restated to be in the form attached hereto as Exhibit A and (b) the bylaws of Merger Sub, as in effect immediately prior to the

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Effective Time, will become the bylaws of the Surviving Corporation, in each case, until thereafter amended as provided therein and in accordance with the DGCL, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Corporation and Merger Sub will, or Parent will cause Merger Sub or the Surviving Corporation to, as applicable, make any modifications necessary to comply with Section 5.10.
1.6Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time (but after giving effect to any resignations thereof) will be the initial officers of the Surviving Corporation, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and the DGCL.
II. EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT MATTERS; TREATMENT OF COMPANY EQUITY AWARDS
2.1Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or the holders of any Company Common Stock or any shares of capital stock of Merger Sub:
(a)Company Common Stock.
(i)Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares of Company Common Stock to be cancelled and retired in accordance with Section 2.1(a)(ii) and (ii) Dissenting Shares, which will be treated in accordance with Section 2.3) will be converted automatically into, and will thereafter represent only the right to receive, an amount in cash equal to $7.40, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock will cease to be outstanding and will automatically be canceled and will cease to exist, and each holder of (i) a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Certificate”) or (ii) an uncertificated share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
(ii)Each share of Company Common Stock that is owned by the Company as a treasury share or that is owned by a Subsidiary of the Company immediately prior to the Effective Time will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or Merger Sub or any of their wholly owned Subsidiaries will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.
(b)Merger Sub Common Stock. Each share, par value $0.01 per share, of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares will constitute the only issued and outstanding shares of the Surviving Corporation.
2.2Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II will be equitably adjusted as necessary to reflect, without duplication, any such change.

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2.3Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder of Company Common Stock who is entitled to exercise, and who properly exercises, appraisal rights with respect to such shares of Company Common Stock (each, a “Dissenting Stockholder”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (such shares, “Dissenting Shares”), will not be converted into the right to receive the Merger Consideration at the Effective Time as described in Section 2.1. At the Effective Time, by virtue of the Merger and without any further action on the part of any Dissenting Stockholder or any of the Parties, each Dissenting Share will be cancelled and automatically converted into, and thereafter will represent only the right to receive payment of the fair value of such Dissenting Share as may be determined to be due to the holder(s) of such Dissenting Shares in accordance with the DGCL, unless and until such Dissenting Stockholder effectively waives or withdraws, fails to perfect or is otherwise no longer entitled to payment for such Dissenting Share in accordance with the DGCL. If any such Dissenting Stockholder effectively waives or withdraws, fails to perfect or is otherwise no longer entitled to payment for the Dissenting Shares held by such Dissenting Stockholder in accordance with the DGCL, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder will be converted solely into the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 2.4. The Company will give Parent (a) prompt notice of any written demands for appraisal of Company Common Stock received by the Company, waivers or withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL (in each case, including copies thereof) and (b) the opportunity to participate in all negotiations and Actions with respect to any such demands for appraisal. The Company shall not voluntarily make any payment or otherwise enter into any settlement (or offer any settlement) with respect to any such demands for appraisal without the prior written consent of Parent. Notwithstanding anything to the contrary herein, if the Merger is rescinded or abandoned, then the right of any Dissenting Stockholder to be paid the fair value of the Dissenting Shares held by such Dissenting Stockholder pursuant to Section 262 of the DGCL shall cease.
2.4Payment Matters.
(a)Prior to the Effective Time, Parent will enter into an agreement, in form and substance reasonably acceptable to the Company, with the Company’s transfer agent to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II. Prior to the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration to which holders of shares of Company Common Stock will be entitled at the Effective Time pursuant to this Agreement (such cash, and any additional cash deposited pursuant to Section 2.4(b), being hereinafter referred to as the “Payment Fund”).
(b)Pending its disbursement in accordance with this Section 2.4, Parent will direct the Paying Agent to invest the cash in the Payment Fund as directed by Parent in (i) short-term direct obligations of the United States, (ii) short-term obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $25 billion. No such investment or loss thereon will affect the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein. In the event that the Payment Fund is insufficient to make the payments contemplated by this Agreement, Parent will, or will cause the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Payment Fund will not be used for any purpose not expressly provided for in this Agreement.
(c)Promptly after the Effective Time, and in any event within three Business Days after the Effective Time, the Surviving Corporation will send, or will cause the Paying Agent to send, to each Person who was, immediately prior to the Effective Time, a holder of a Certificate or Book-Entry Share not held, directly or indirectly, through the Depository Trust Company (“DTC”) (other than (x) shares of

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Company Common Stock to be canceled in accordance with Section 2.1(a)(ii) and (y) Dissenting Shares, which will be treated in accordance with Section 2.3), (i) a letter of transmittal in a customary form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) which will specify that delivery will be effected, and risk of loss and title to such Certificates or such Book-Entry Shares will pass, only upon (A) with respect to shares of Company Common Stock represented by Certificates, delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.4(i) and such other customary documents as may reasonably be required by the Paying Agent) and a validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares to the Paying Agent, as applicable, in each case, in exchange for payment of the Merger Consideration as provided in Section 2.1(a).
(d)Upon delivery of a Letter of Transmittal (duly completed and validly executed in accordance with the instructions thereto) and (i) with respect to shares of Company Common Stock represented by Certificates, surrender to the Paying Agent of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.4(i) and such other customary documents as may reasonably be required by the Paying Agent) or (ii) with respect to Book-Entry Shares not held through DTC, book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and any Certificate so surrendered will be canceled. Until surrendered as contemplated by this Section 2.4(d), each Certificate or Book-Entry Share will be deemed at any time from and after Effective Time to represent only the right to receive the Merger Consideration as contemplated by Section 2.1(a)(i).
(e)The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.1(a)(ii) and (ii) Dissenting Shares, which will be treated in accordance with Section 2.3) held, directly or indirectly, through DTC will not be required to deliver an “agent’s message” to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the Merger Consideration which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 2.1(a)(i).
(f)If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a surrendered Certificate or Book-Entry Share, as applicable, is registered, it will be a condition to such payment that (i) as applicable, such Certificate is properly endorsed or otherwise in proper form for transfer or such Book-Entry Share is properly transferred and (ii) the Person requesting such payment will pay to the Paying Agent any transfer, documentary, stamp or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(g)No interest will be paid or accrued on any amount payable upon surrender of any Company Common Stock.
(h)The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all ownership rights in such Company Common Stock, and at the Effective Time, the transfer books of the

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Company will be closed and thereafter there will be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.
(i)If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent will direct the Paying Agent to pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.
(j)At any time following the first anniversary of the Closing Date, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) which has not been disbursed to holders of shares of Company Common Stock, and thereafter such holders who have not previously complied with this Section 2.4 will be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation will remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.
(k)Notwithstanding any provision of this Agreement to the contrary, none of the Parties, the Surviving Corporation or the Paying Agent will be liable to any Person for Merger Consideration delivered to a Governmental Entity pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share will not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
2.5Treatment of Company Equity Awards.
(a)Vested Company Options. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Vested Company Option that is then outstanding and unexercised will be automatically cancelled and converted into the right to receive, subject to applicable Tax withholding, cash in an amount, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock applicable to such Vested Company Option, which amount will be paid in accordance with Section 2.5(e). Notwithstanding anything to the contrary, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Vested Company Option that is then outstanding and unexercised and that has a per share of Company Common Stock exercise price that is equal to, or greater than, the Merger Consideration will be cancelled for no consideration.
(b)Unvested Company Options. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Unvested Company Option that is then outstanding and unexercised will be automatically cancelled and converted into and represent the opportunity to receive an amount in cash, without interest, with respect to each share of Company Common Stock underlying such Unvested Company Option, equal to (A) the Merger Consideration less (B) the exercise price per share of Company Common Stock applicable to such Unvested Company Option. The aggregate amount of cash each holder of Unvested Company Options is entitled to receive for each such Unvested Company Option shall be computed after aggregating cash amounts for all Unvested Company Options held by such holder and then rounded down to the nearest whole cent. The payment of cash pursuant to this Section 2.5(b) in exchange for Unvested Company Options held by a Continuing Employee shall be subject to the same vesting arrangements that were applicable to such Unvested Company Options immediately prior to or at the Effective Time (including,

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without limitation, any applicable acceleration and continued employment provisions). Therefore, cash otherwise payable pursuant to this Section 2.5(b) in exchange for the Unvested Company Options issued and outstanding immediately prior to the Effective Time (“Unvested Option Cash”) shall not automatically be payable by Parent or the Company at the Effective Time, and shall instead become payable by the Surviving Corporation on the date that such Unvested Company Options would have become vested under the vesting terms in place for such Unvested Company Options immediately prior to or at the Effective Time. All amounts payable pursuant to this Section 2.5(b) shall be subject to any required withholding of Taxes and shall be paid without interest no later than the second regularly scheduled payroll date following the date on which such payment vested. No Unvested Option Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent and its Subsidiaries, or be taken or reached by any legal or equitable process in satisfaction of any liability of such Person, prior to the distribution to such Person of such Unvested Option Cash in accordance with this Agreement. All Unvested Option Cash shall be paid in the local currency of the Continuing Employee’s permanent residence on the date of payment according to the exchange rate determined by Parent, in its reasonable discretion. Notwithstanding anything to the contrary, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Unvested Company Option that is then outstanding and unexercised and that (i) has a per share of Company Common Stock exercise price that is equal to, or greater than, the Merger Consideration or (ii) is held by a Person other than a Continuing Employee will, in each case, be automatically cancelled for no consideration.
(c)Vested Company RSUs. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof or any of the Parties, each Vested Company RSU that is then outstanding and unsettled will be automatically cancelled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in accordance with Section 2.5(e), subject to applicable Tax withholding.
(d)Unvested Company RSUs. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Unvested Company RSU that is then outstanding will be automatically cancelled and converted into and represent the opportunity to receive an amount in cash, without interest, with respect to each share of Company Common Stock underlying such Unvested Company RSU, equal to the Merger Consideration. The aggregate amount of cash each holder of Unvested Company RSUs is entitled to receive for each such Unvested Company RSU shall be computed after aggregating cash amounts for all Unvested Company RSUs held by such holder and then rounded down to the nearest whole cent. The payment of cash pursuant to this Section 2.5(d) in exchange for Unvested Company RSUs held by a Continuing Employee shall be subject to the same vesting arrangements that were applicable to such Unvested Company RSUs immediately prior to or at the Effective Time (including, without limitation, any applicable acceleration and continued employment provisions). Therefore, cash otherwise payable pursuant to this Section 2.5(d) in exchange for the Unvested Company RSUs issued and outstanding immediately prior to the Effective Time (“Unvested RSU Cash”) shall not automatically be payable by Parent or the Company at the Effective Time, and shall instead become payable by the Surviving Corporation on the date that such Unvested Company RSUs would have become payable under the vesting and settlement terms in place for such Unvested Company RSUs immediately prior to or at the Effective Time. All amounts payable pursuant to this Section 2.5(d) shall be subject to any required withholding of Taxes and shall be paid without interest no later than the second regularly scheduled payroll date following the date on which such payment vested. No Unvested RSU Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent and its Subsidiaries, or be taken or reached by any legal or equitable process in satisfaction of any liability of such Person, prior to the distribution to such Person of such Unvested RSU Cash in accordance with this Agreement. All Unvested RSU Cash shall be paid in the local currency of the Continuing Employee’s permanent residence on the date of payment according to the exchange rate determined by Parent, in its reasonable discretion. Notwithstanding anything to the contrary, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof or any of the Parties, each Unvested Company RSU that is then outstanding that is held by a Person other than a Continuing Employee will be automatically cancelled for no consideration.

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(e)Payments in Respect of Vested Company Options and Vested Company RSUs. As soon as reasonably practicable after the Effective Time (but no later than the first regularly scheduled payroll date that occurs at least three Business Days after the Effective Time), the Surviving Corporation will pay the amounts provided for in Section 2.5(a) and Section 2.5(c), net of any applicable Tax withholding under applicable Law in accordance with Section 2.6, to the holders of Vested Company Options and Vested Company RSUs, with such payments to be made, to the extent applicable, through the payroll of the Surviving Corporation or any of its Subsidiaries.
(f)Company ESPP. As promptly as practicable following the date of this Agreement (but in any event prior to the Effective Time), the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company ESPP) that may be necessary or required under the Company ESPP and applicable Laws to ensure that, (i) except for the 6 month offering period under the Company ESPP that commenced on February 25, 2026 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (ii) the Final Offering shall end no later than the Closing Date, (iii) each individual participating in the Final Offering will not be permitted to (A) increase his or her payroll contributions rate pursuant to the Company ESPP from the rate in effect as of the date hereof or (B) make separate non-payroll contributions to the Company ESPP on or following the date hereof, (iv) no individual who is not participating in the Company ESPP with respect to the Final Offering as of the date hereof shall be allowed to commence participation in the Company ESPP following the date hereof, and (v) the Company ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the Company ESPP thereafter.
(g)Company Actions. Without limiting the foregoing, prior to the Effective Time, the Company shall take all actions as are necessary (including adopting resolutions) to effectuate the treatment of the Company Equity Awards pursuant to this Section 2.5, including that any Company PSUs shall be treated as Company RSUs in accordance with Section 2.5(c) or Section 2.5(d), as applicable.
2.6Withholding. Notwithstanding anything to the contrary herein, each of Parent and the Company (or any of its Subsidiaries), the Surviving Corporation (or any of its Subsidiaries) and the Paying Agent will be entitled to deduct and withhold from the Merger Consideration, and any other amounts payable pursuant to this Agreement, such amounts as are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or non-U.S. Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (a) unredacted form in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC and publicly available in the Electronic Data Gathering Analysis and Retrieval database of the SEC at least one Business Day prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Document under the headings “Safe Harbor Statement,” “Risk Factors” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein) (the “Company SEC Documents”) or, (b) subject to the terms of Section 8.12(c), as disclosed in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
3.1Organization, Good Standing and Qualification. The Company and each of its Subsidiaries (a) is duly organized and validly existing under the Laws of the jurisdiction of its organization, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, (c) is in good standing in the

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jurisdiction of its organization, and (d) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except in the case of each of the foregoing clauses (b), (c) and (d) where (i) the failure of any Subsidiary of the Company to be so organized, existing, qualified or in good standing or to have such power or authority or (ii) the failure of the Company to be so qualified, be in good standing as a foreign corporation or have such authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Certificate of Incorporation and Bylaws that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are true, correct and complete copies of the Certificate of Incorporation and Bylaws as of the date of this Agreement and (y) are in full force and effect and (z) the Company is not in violation of any provision thereof.
3.2Capital Structure; Subsidiaries.
(a)The authorized capital stock of the Company as of the close of business on August 13, 2026 (the “Measurement Time”) consists of 500,000,000 shares of Company Common Stock, of which 80,013,701 shares were issued and outstanding as of the Measurement Time, and 10,000,000 shares of undesignated preferred stock, par value $0.00001 per share, of which no shares were issued and outstanding as of the Measurement Time. As of the Measurement Time, no shares of Company Common Stock are held by the Company as treasury shares.
(b)As of the Measurement Time: (i) 766,892 shares of Company Common Stock are subject to Company Options granted and outstanding under the Company Equity Plans and having a weighted average exercise price of $5.3814; (ii) 7,085,957 shares of Company Common Stock are subject to Company RSUs subject solely to time-based vesting that are granted and outstanding under the Company Equity Plans; and (iii) 600,000 shares of Company Common Stock (calculated based on deemed target-level performance achievement) are subject to Company PSUs that are granted and outstanding under the Company Equity Plans. Each Company Equity Award has been (A) granted in all material respects in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities Laws or pursuant to valid exemptions therefrom and all requirements set forth in the Company Equity Plans and applicable award agreements and (B) properly accounted for in all material respects in accordance with GAAP, as applied consistent with the Company’s past practice. Other than as set forth in this Section 3.2(b), as of the Measurement Time, there are no issued, reserved for issuance, outstanding or authorized equity-based awards with respect to the Company.
(c)All of the issued and outstanding shares of Company Common Stock have been (and upon issuance of any Company Common Stock in accordance with the terms of the Company Equity Plans, such shares of Company Common Stock will be) duly authorized, are validly issued in all material respects in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities Laws or pursuant to valid exemptions therefrom, fully paid and nonassessable and free and clear of any Liens, other than Permitted Liens. Except as set forth in this Section 3.2, except for the Company Equity Awards outstanding (and shares issuable upon the exercise or settlement thereof), and except for shares issuable upon the exercise of purchase rights under the Company ESPP, as of the Measurement Time, there are no: (i) outstanding shares of capital stock of, or other equity interest in, the Company; (ii) outstanding subscriptions, options, calls, puts, warrants or purchase, conversion, exchange or other rights (whether or not currently exercisable) obligating the Company or any of its Subsidiaries to issue any shares of capital stock, securities, restricted equity or stock units, stock- or equity-based performance units, equity appreciation rights, contingent value rights, profit participation rights, “phantom” equity or any other rights that are convertible into, exchangeable or exercisable for or linked to, or the value or economic benefit of which is in any way based on, measured by reference to or derived from, directly or indirectly, the value or price of, any shares of capital stock or other securities of the Company or any of its Subsidiaries; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations issued by the Company or any of its Subsidiaries that are or may become convertible into or exchangeable or exercisable for any shares of the capital stock of, or other equity interests in, the

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Company or any of its Subsidiaries; (iv) stockholder rights plans or Contracts under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) voting trusts or other agreements, Contracts or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or any other equity interest of the Company or any of its Subsidiaries. Since the Measurement Time and through the date of this Agreement, no securities of the Company described in the foregoing clauses (i), (ii) or (iii) have been repurchased, redeemed or issued, other than with respect to the exercise, vesting or settlement of Company Equity Awards outstanding as of the Measurement Time (including, without limitation, share withholding by the Company to satisfy Tax withholding in connection with the exercise, vesting or settlement of such Company Equity Awards) and pursuant to the terms of the applicable Company Equity Plan in effect at the Measurement Time.
(d)As of the date of this Agreement, (i) none of the outstanding shares of capital stock of the Company are entitled or subject to, and none were issued in violation of, any preemptive right, right of repurchase or forfeiture, right of participation, right of first refusal, subscription right, right of maintenance or any similar right, (ii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote, (iii) there is no Contract to which the Company is a party relating to the voting or registration of, or restricting any Person from purchasing, acquiring, transferring, selling, pledging, encumbering or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of, or other equity interests in, the Company, and (iv) neither the Company nor any of its Subsidiaries own, directly or indirectly, any capital stock of, or any joint venture, membership, partnership, voting or equity interests of any nature in, any Person that is not a Subsidiary of the Company. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other equity securities in, the Company (other than with respect to share withholding by the Company to satisfy Tax withholding in connection with the exercise, vesting or settlement of Company Equity Awards).
(e)The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company or one or more of its direct or indirect wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens, other than Permitted Liens.
(f)Section 3.2(f) of the Company Disclosure Letter sets forth each Subsidiary of the Company, together with its jurisdiction of incorporation or formation and for each Subsidiary which is not wholly-owned by the Company the percentage of the Company’s ownership interest and the number and type of capital stock or other securities owned by the Company in each such Subsidiary.
3.3Corporate Authority; Approvals; Fairness Opinion.
(a)The Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to, assuming the accuracy of the representation and warranty in Section 4.4, the receipt of the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon to adopt this Agreement (the “Company Stockholder Approval”) and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)The Company Board has, by resolutions duly and unanimously adopted: (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement; (ii) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders; and (iii) on the terms and subject to the conditions set forth in this

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Agreement, resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with the DGCL (which such resolutions have not been rescinded, modified or withdrawn, except after the date of this Agreement as permitted by this Agreement, including Section 5.2).
(c)The Company Board or a committee thereof has unanimously adopted resolutions authorizing the treatment of the Company Options, the Company RSUs, and purchase rights under the Company ESPP, in each case, in accordance with Section 2.5.
(d)The Company Board has received the written opinion of Jefferies LLC (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.1(a)(ii) and (ii) Dissenting Shares, which will be treated in accordance with Section 2.3) pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified in any way. Promptly following the execution and delivery of this Agreement, the Company has furnished a true, correct and complete copy of such opinion to Parent on a non-reliance basis and solely for informational purposes.
3.4Governmental Filings; No Violations.
(a)Except for (i) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other applicable Antitrust Laws or FDI Laws set forth on Section 3.4(a)(i) of the Company Disclosure Letter, (ii) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of the Proxy Statement, and any other federal securities Laws, (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the Transactions, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) compliance with the applicable requirements of the New York Stock Exchange (“NYSE”), and (vi) as set forth on Section 3.4(a)(vi) of the Company Disclosure Letter (the items set forth above in clauses (i) through (vi), the “Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, waivers or authorizations required to be obtained by the Company or its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company, or the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(b)The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws, (ii) a breach or violation of any Law applicable to the Company or any Subsidiary (assuming the Required Governmental Approvals are obtained), or (iii) with or without notice, lapse of time or both, a breach, cancellation, modification or violation of, a termination (or right of termination) or default under, the acceleration of any obligations or loss of any benefit under, give rise to the payment of any fee, penalty or other amount under, or the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, other than, in the case of the preceding clauses (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.5SEC Filings.
(a)The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by it since January 1, 2024 (collectively, such filed or furnished documents, together with any exhibits and schedules thereto and other information incorporated therein, the “Recent Company SEC Documents”).

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(b)No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any material to, the SEC.
(c)As of their respective effective dates (in the case of the Recent Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Recent Company SEC Documents), the Recent Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act applicable to such Recent Company SEC Documents, and none of the Recent Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, or, with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review.
(d)The Company maintains “disclosure controls and procedures” required by and as defined in Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has established and maintains, and at all times since January 1, 2024 has maintained, a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with United States generally accepted accounting principles, as in effect from time to time (“GAAP”) and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board.
(e)Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which, in the case of significant deficiencies would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting, or (iii) any claim or allegation of the foregoing.
3.6Financial Statements; Liabilities.
(a)The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Recent Company SEC Documents fairly present in all material respects, in each case, in accordance with GAAP applied on a consistent basis for the applicable periods (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, none of which are, individually or in the aggregate, material).

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(b)There are no liabilities or obligations of the Company or any of its Subsidiaries of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than: (i) liabilities specifically and adequately disclosed and provided for in the Company’s unaudited consolidated balance sheet, including the notes thereto, as of June 30, 2026 included in the Recent Company SEC Documents (the “Company Balance Sheet”), (ii) liabilities incurred in the ordinary course of business since June 30, 2026 (the “Company Balance Sheet Date”) (none of which results from or arises out of any breach of Contract, breach of warranty, tort, infringement, misappropriation, Action or violation of Law) or arising or incurred directly in connection with or expressly contemplated by this Agreement, and (iii) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.7Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) except for events giving rise to, or contemplated by, this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects, and (b) there has not been a Company Material Adverse Effect.
3.8Compliance with Law.
(a)The Company and each of its Subsidiaries is, and at all times since January 1, 2024 has been, in compliance with all Laws and Payment Network Rules applicable to the Company or such Subsidiary, except for failures to comply that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no Order outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries hold, and at all times since January 1, 2024 have held, all licenses, authorizations, registrations, clearances, permits, consents, approvals, variances, exemptions and Orders from a Governmental Entity or Payment Network necessary for the operation of the businesses of the Company and its Subsidiaries as currently or then conducted (the “Company Permits”) and (ii) the Company and its Subsidiaries are in compliance with the terms of the Company Permits held by the Company or any of its Subsidiaries, and since January 1, 2024, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination or modification, suspension, revocation, non-renewal, limitation or cancellation of, with or without notice or lapse of time or both, any Company Permit held by the Company or any of its Subsidiaries.
(c)Within the last five years, none of the Company, any Subsidiary of the Company, or any director, officer or employee of any of them, or, to the Knowledge of the Company, any other agent of the Company or any of its Subsidiaries, has, in the course of its actions for, or on behalf of, any of them (i) made, received, authorized or solicited any direct or indirect unlawful payment to or from any foreign or domestic Government Official or employee from corporate funds, in violation of any applicable Anti-Bribery Law, or (ii) otherwise violated any applicable Anti-Bribery Law, except in the case of (i) or (ii) as would not reasonably be expected to have a Company Material Adverse Effect.
(d)Within the last five years, none of the Company, any Subsidiary of the Company, or any director, officer or employee of any of them, or, to the Knowledge of the Company, any other agent of the Company or any of its Subsidiaries, in the course of its actions for, or on behalf of, any of them, has been a subject of any Action before or made any voluntary or involuntary disclosure to any Governmental Entity relating to any Anti-Bribery Laws or Trade Laws, nor, to the Knowledge of the Company, been the subject of any investigation or inquiry by any Governmental Entity regarding compliance with such Anti-Bribery Laws or Trade Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.

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(e)None of the Company, nor any of its directors, officers, employees or, to the Knowledge of the Company, other agents (i) is a Sanctioned Person or (ii) has, in the last five years, directly or indirectly engaged in any dealings with any Sanctioned Person or Sanctioned Country or otherwise been in violation of any applicable Sanctions, except as would not reasonably be expected to have a Company Material Adverse Effect.
(f)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries any director, manager, officer, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Knowledge of the Company, equityholder, vendor, agent, independent contractor or other Representative of the Company or its Subsidiaries is currently or has ever been, or is being or, to the Knowledge of the Company, has been threatened to be: (i) debarred under 21 U.S.C. § 335a or any similar Law, excluded or suspended from participating in any Governmental Health Program or other payor or otherwise debarred, suspended or excluded under any Law; (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or other Law; (iii) listed on the General Services Administration’s published list of parties excluded from federal procurement programs and non-procurement programs; (iv) subject to any other debarment, exclusion or sanction list or database; or (v) party to, or has ongoing reporting obligations pursuant to, any Order imposed in relation to any Law that relates to the provision, administration, reimbursement, marketing of or payment for healthcare benefits, insurance coverage, and healthcare items, products or services. The Company and its Subsidiaries maintain, and during the past three (3) years have maintained, a compliance program having the elements of an effective corporate compliance and ethics program. Neither the Company nor any of its Subsidiaries is enrolled or participates, directly or indirectly, in any Governmental Health Program. The Company and its Subsidiaries have not sold, licensed, or otherwise commercialized any “protected health information” (as defined under 45 C.F.R. § 160.103) or other health related Personal Data.
3.9Litigation. There are no Actions pending or against, or to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their current or former directors, officers or employees (in each case, in their capacity as such), except for those that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or to otherwise have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any of their respective properties or assets, or current or former directors, officers or employees (in each case, in their capacity as such), is or are subject to any Orders, except for those Orders that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.10Employee Benefits.
(a)Section 3.10(a) of the Company Disclosure Letter lists all material Company Benefit Plans.
(b)Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:
(i)each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto;
(ii)each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS; and

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(iii)there are no pending, or to the Knowledge of the Company, threatened claims or Actions (other than routine claims for benefits) with respect to any Company Benefit Plans.
(c)Except as set forth on Section 3.10(c) of the Company Disclosure Letter, no Company Benefit Plan exists that could reasonably be expected to (i) result in any payment or compensation to any current or former employees, officers, directors or individual service providers of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits (including with respect to time of payment, funding or vesting) to such Person, (ii) require a contribution by the Company or any of its Subsidiaries, (iii) limit or restrict any rights of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan, or (iv) otherwise result in any payment (whether in cash, property or the vesting of property) or benefit that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) or impose an excise Tax under Section 4999 of the Code, in the case of each of the foregoing clauses (i)–(iv), as a result of the consummation of the Transactions (whether alone or in connection with any other event).
(d)Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, has an obligation to contribute to, or has any liability in respect of, and no Company Benefit Plan is, a “defined benefit plan” (as defined in Section 3(35) of ERISA), a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code).
(e)No Company Benefit Plan provides medical or welfare benefits (whether or not insured) with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. The Company and its Subsidiaries have not incurred (whether or not assessed) any material penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(f)The Company has made available to Parent or its counsel accurate and complete copies of the Company Equity Plans and representative forms of all instruments and agreements evidencing the Company Equity Awards. Section 3.10(f) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award outstanding as of the Measurement Time: (i) the name of the Company Equity Plan pursuant to which such award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity Award (including, if such Company Equity Award is a Company Option, whether such Company Option is intended to constitute an “incentive stock option” (within the meaning of Section 422 of the Code)); (iv) the number of shares of Company Common Stock to be issued upon exercise or settlement, as applicable, of such Company Equity Award (assuming, in the case of Company PSUs, performance is satisfied at target performance); (v) the exercise price of such Company Equity Award, if applicable; (vi) the date on which such Company Equity Award was granted; (vii) the vesting schedule of such Company Equity Award; and (viii) the extent to which, if any, the vesting of such Company Equity Award is expected to accelerate in connection with the consummation of the transactions contemplated by this Agreement. The exercise price of each Company Option is equal to or greater than the fair market value of a share of Company Common Stock as of the date of grant of such Company Option within the meaning of Section 409A of the Code.
(g)Neither the Company nor any of its Subsidiaries has (i) incurred or reasonably expects to incur (whether or not assessed) any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or (ii) any obligation to provide (and no Company Benefit Plan or other Contract provides) any individual with the right to a gross-up, indemnification, reimbursement or other payment for any Taxes pursuant to Section 409A or 4999 of the Code or otherwise.

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(h)Each Company Benefit Plan subject to 409A of the Code has been operated and maintained in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and applicable guidance thereunder.
3.11Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and at all times since January 1, 2024 have been, in compliance with all applicable Environmental Laws, (ii) none of the properties owned or, to the Knowledge of the Company, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Materials as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels allowed or otherwise permitted by applicable Environmental Laws, (iii) since January 1, 2024, neither the Company nor any of its Subsidiaries is subject to any Action or has received any written notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses or any of their respective properties or assets, (iv) there have been no Releases of any Hazardous Material at, onto, or from any properties presently or formerly owned or, to the Knowledge of the Company, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries, and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any Action, suit, settlement, Order, administrative order, regulatory requirement, judgment, notice of violation or written claim asserted or arising under any Environmental Law.
3.12Taxes. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (a) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) each of the Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (b) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) there are no pending, asserted, assessed or threatened in writing, or to the Knowledge of the Company, threatened otherwise, audits, examinations, investigations or other proceedings in respect of Taxes or a Tax matter owed or claimed to be owed by the Company or any of its Subsidiaries; (d) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (e) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed, in whole or in part, by Section 355(a) or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law); (f) there is currently no extension or waiver of the statute of limitations period in effect applicable to any Tax of the Company or any of its Subsidiaries or any affiliated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member, which period (after giving effect to said extension or waiver) has not yet expired, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any comparable provision of state, local or non-U.S. Law); (g) neither the Company nor any of its Subsidiaries has ever entered into any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a) (other than transactions for which Form 8866 was filed with the Company’s Tax Returns); (h) the Company and each of its Subsidiaries have timely withheld and timely remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; and (i) none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in or improper use of a method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or

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foreign Law), (D) installment sale made prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date outside the ordinary course of business, or (F) use of an improper method of accounting for a taxable period on or prior to the Closing Date.

3.13Labor Matters. Neither the Company nor any of its Subsidiaries is, or since January 1, 2024 has been, a party to any material collective bargaining Contract with any labor organization, works council, trade union or other employee representative with respect to Company Employees. To the Knowledge of the Company, there are no (and since January 1, 2024 there has not been any) ongoing or threatened union organization or decertification activities or proceedings relating to any employees of the Company or any of its Subsidiaries, and no demand for recognition as the exclusive bargaining representative of any employees is pending by or on behalf of any labor organization, works council, trade union or other employee representative. There is no (and since January 1, 2024 there has not been any) pending or, to the Knowledge of the Company, threatened strike, lockout, work stoppage or other material labor disputes against or involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no (and since January 1, 2024 there has not been any) unfair labor practice charges pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are, and at all times since January 1, 2024 have been, in compliance with all applicable Laws respecting labor, employment or employment practices, including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no, and since January 1, 2024, there have been no, material claims of sexual harassment, discrimination or retaliation against any officer, director or executive-level employee of the Company or its Subsidiaries.
3.14Intellectual Property.
(a)Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all Registered Intellectual Property owned or purported to be owned by the Company and each of its Subsidiaries. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), the Company or one or more of its Subsidiaries exclusively owns, has a valid and enforceable Inbound License authorizing use in the manner used as of the date of this Agreement or otherwise possesses legally enforceable rights to use, in each case, free and clear of all Liens other than Permitted Liens, all Company IP.
(b)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate (and as conducted since January 1, 2023 has not infringed, misappropriated, diluted or otherwise violated) any Intellectual Property of any third party, (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company-Owned IP, (iii) the Company has not received a written communication from any third party asserting or alleging any of the violations described in the foregoing clause (i) or that the Company or any of its Subsidiaries is or will be obligated to take a license under any Intellectual Property owned by any third party in order to continue to conduct its business as currently conducted and (iv) the Company has taken commercially reasonable actions to protect, maintain and preserve the Company-Owned IP. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company-Owned IP was created by (A) employees of the Company or of one or more of its Subsidiaries acting within the scope of their employment who have validly assigned all of their Intellectual Property rights therein by present tense assignment, to the Company or one or more of its Subsidiaries or (B) other Persons who have validly assigned their assignable Intellectual Property rights therein by present tense assignment, to the Company or one or more of its Subsidiaries.

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(c)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), the Company Products do not (i) make use of any open source software in a manner that would, with respect to such products and services, obligate the Company or its Subsidiaries to (A) disclose or distribute in source code form any portion thereof (other than such open source software) or (B) license or offer on a royalty-free basis any portion thereof (other than such open source software) or (ii) to the Knowledge of the Company, contain any viruses, malware or Trojan horses (“Malicious Code”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries have (A) not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code of or trade secrets in the Company Products to any Person and (B) taken reasonable actions to comply with all duties to protect the confidentiality of proprietary information provided to the Company by any other Person.
(d)Except as would not be reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries have complied with all applicable Laws and Contracts, and have implemented commercially reasonable policies and procedures, in each case, relating to the use of AI Solutions at and by the Company and its Subsidiaries, including policies and procedures regarding the use of AI Solutions in connection with the Company Products (the “Company AI Requirements”), and since January 1, 2023 there has not been any (i) Action or written notice that alleged any AI Data Set used in the development, training, testing or improvement of any Company Products was biased, misrepresented or manipulated in any unethical or bias inherent manner or (ii) written request from, or written notification required by, any Governmental Entity concerning any Company AI Product.
(e)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented commercially reasonable administrative, technical and organizational safeguards for deploying Company Products that incorporate, or that otherwise use AI Solutions in a customer facing manner (“Company AI Products”) and, to the Knowledge of the Company, there has been no unauthorized access to (i) any Company AI Product, (ii) the AI Data Sets used by or on behalf of the Company to train or improve any Company AI Product, or (iii) the software or Company Systems used by or on behalf of the Company in the development or operation of any Company AI Product. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no AI Data Sets or AI Models used in connection with the Company AI Products contain any information (A) that is intended to remain proprietary and confidential to the Company or its Subsidiaries or (B) obtained from or pertaining to any customer of the Company or its Subsidiaries or end user of any Company Products other than in de-identified, aggregate form or as permitted under the Company AI Requirements or applicable customer Contracts.
3.15Insurance. Each of the material insurance policies and all material self-insurance or co-insurance programs and arrangements (other than any Company Benefit Plan) relating to the current conduct of the business of the Company and its Subsidiaries as of the date of this Agreement (the “Insurance Arrangements”) is in full force and effect and provides insurance in such amounts and against such risks as management of the Company has determined to be prudent in accordance with industry practices. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due and payable under such Insurance Arrangements have been paid when due, (b) neither the Company nor any of its Subsidiaries has received any notice of cancellation, termination or modification thereof or premium increase with respect thereto or that any capital improvements or other expenditures will have to be made in order to continue such Insurance Arrangements at present rates and (c) the Company and its Subsidiaries are otherwise in material compliance with the terms thereof. The Company and its Subsidiaries have given timely notice under the Insurance Arrangements of all material claims that may be insured by such Insurance Arrangements and none of them has received any written notice of any refusal of coverage thereunder.
3.16Properties.

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(a)Except (i) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for Permitted Liens, the Company and its Subsidiaries have good title to, or valid leasehold or sublease interests in (or other comparable contract rights in or relating to), all tangible properties and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.
(b)Section 3.16(b) of the Company Disclosure Letter contains a list of all real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”) that is material to the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens.
(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, each Contract, lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (each, a “Lease”) is, to the Knowledge of the Company, valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease.
3.17Material Contracts.
(a)Except for this Agreement and Contracts filed as exhibits to the Company SEC Documents, Company Benefit Plans or as set forth on Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to the following Contracts as of the date of this Agreement (each Contract of the type described in clauses (i)-(xii) of this Section 3.17(a), other than this Agreement or any Company Benefit Plan, together with any Contract entered into following the date hereof and prior to the Closing which, if in effect on the date hereof, would be required to be listed on Section 3.17(a) of the Company Disclosure Letter, being a “Company Material Contract”):
(i)each Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) required to be filed as an exhibit to any Recent Company SEC Document;
(ii)each Contract that (A) limits the freedom or right of the Company or any of its Subsidiaries to (1) compete with any other Person in any location or line of business, (2) engage in any business, or (3) operate in any new geographic location (excluding, in each case, any such restriction tied to the absence of a regulatory license) or (B) contains any “most favored nations”, preferred pricing, right of first refusal, right of first offer, right of first negotiation, or similar terms and conditions granted by the Company or any of its Subsidiaries or exclusivity or minimum volume or purchase obligations or other similar restrictions in favor of the counterparty thereto, except in the case of each of the foregoing clauses (A) and (B) for such limitations, terms, conditions or obligations that are not material to the Company and its Subsidiaries, taken as a whole;
(iii)each Contract relating to indebtedness for borrowed money of the Company or any of its Subsidiaries with a principal amount in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset);
(iv)each Contract requiring the Company or any of its Subsidiaries to make any capital expenditure, investment or loan in excess of $100,000;

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(v)each Contract pursuant to which the Company or any of its Subsidiaries grants a Lien on properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;
(vi)each Contract pursuant to which the Company or any of its Subsidiaries licenses (or grants or receives a covenant not to sue or otherwise enforce) to or from any other Person any Intellectual Property, other than: (A) shrink-wrap, click-wrap and off-the-shelf software licenses, and other licenses of software that are generally commercially available on standard terms and conditions, in each case with aggregate license, maintenance, support and other fees of $500,000 or less in the last twelve months, (B) Company Licensed IP licensed from vendors or contractors that have provided custom works to the Company in the ordinary course of business, in each case with aggregate license, maintenance, support and other service fees of $200,000 or less in the last twelve months, or (C) non-exclusive licenses granted in the ordinary course of business to customers of the Company or any of its Subsidiaries that do not restrict, in any material respect, the Company’s or any of its Subsidiaries’ ability to use, transfer, register, license or exploit any Company IP;
(vii)each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification, earn out or other contingent payment obligations, but excluding confidentiality obligations) which have not been satisfied or performed in full prior to the date of this Agreement relating to the acquisition or disposition of all or any portion of any business, properties or assets (whether by merger, sale of stock, sale of assets or otherwise), except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;
(viii)each Contract (A) with a Governmental Entity (for the avoidance of doubt, excluding any Contract with any educational institution on the Company’s standard form customer agreement made available to Parent) or (B) entered into in connection with the settlement or other resolution of any Action under which the Company or any of its Subsidiaries has any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole or, with respect to monetary liabilities, in excess of $250,000;
(ix)each Contract that requires by its terms or is reasonably expected to require by its terms the payment or delivery of cash or other consideration by or to the Company or its Subsidiaries in an amount having an expected value in excess of $500,000 in 2026 or in any year thereafter;
(x)each Contract with a Top Customer, Top Partner or Top Supplier;
(xi)each Contract with a payment process or financial services, buy-now-pay-later or financing provider; and
(xii)each Contract creating a partnership, joint venture agreement, development, joint development or similar arrangement (other than invention assignment agreements with employees and contractors, integration partnership agreements, referral partnership agreements, affiliate partner agreements and marketplace partnership agreements entered into in the ordinary course of business and, in each case, on the Company’s standard form agreement made available to Parent);
provided, that, none of the following will constitute Company Material Contracts: (A) Contracts (other than Contracts with a Top Customer, Top Partner or Top Supplier) that are terminable without cause by the Company or a Subsidiary of the Company, as applicable, on fewer than 90 days’ notice without penalty (other than payments for services rendered prior to the date of termination) and (B) purchase orders (or other similar Contracts relating primarily to quantity, price or similar terms) entered into in the ordinary course of business.

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(b)The Company has made available to Parent a true and complete copy of each Company Material Contract.
(c)Neither the Company nor any Subsidiary of the Company is in, or since January 1, 2024 has been in, breach of or default (with or without the giving of notice, lapse of time or both) under any Company Material Contract where such breach or default would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole). To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or in default under such Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), no party to any Company Material Contract has given written, or to the Knowledge of the Company, other notice to the Company or any of its Subsidiaries of such party’s intent to terminate, materially modify or not renew, such Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect.
3.18Brokers and Finders. Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has employed or retained any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with or upon consummation of the Transactions or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement. The Company has made available to Parent all Contracts pursuant to which any such fee or commission is payable (including to the Company Financial Advisor) by the Company or any of its Subsidiaries.
3.19No Rights Agreement; Anti-Takeover Provisions. The Company is not subject to, party to or otherwise bound by any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.4, no Takeover Laws or similar provisions under the organizational documents of the Company apply to the Company, Parent, Merger Sub, this Agreement, the Support Agreements or the transactions contemplated hereby and thereby. The Company Board has taken action (if necessary) so that Parent will not be an “interested stockholder” or otherwise be prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is defined in Section 203 of the DGCL) as a result of the execution and delivery of or the performance under this Agreement or the consummation of the transactions contemplated by this Agreement.
3.20Data Privacy and Security.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance, and has, since January 1, 2023, complied with all applicable Data Protection Laws. Since January 1, 2023, there have not been any Security Breaches or, to the Knowledge of the Company, unauthorized Processing involving the Company, its Subsidiaries or, to the Knowledge of the Company, any of its or their respective Representatives, agents, employees or contractors, in each case, relating to any Personal Data in its possession or control that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, there has been no failure, or any unauthorized intrusions or breaches, of security with respect to the Company Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company Systems are free from any Malicious Code or programming or design error that permit unauthorized access or unauthorized disablement or erasure.

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(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, all third parties who have provided Personal Data to the Company or its Subsidiaries have done so in compliance with applicable Data Protection Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries maintains systems and procedures reasonably designed to receive and effectively respond to complaints and individual rights requests in connection with the Company’s or such Subsidiary’s, as applicable, Processing of Personal Data. Neither the Company nor any of its Subsidiaries engages in the sale, as such term is defined by applicable Law, of Personal Data, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.21Customers, Partners and Suppliers. Section 3.21 of the Company Disclosure Letter sets forth a list of (a) the twenty (20) largest customers of the Company and its Subsidiaries, on a consolidated basis (based on the dollar amount of revenue recognized) during the (i) fiscal year ended December 31, 2025 and (ii) seven month period ended July 31, 2026 (the “Top Customers”), together with the revenue recognized in respect of each such Top Customer during each such period, (b) the largest fifteen (15) integration, referral, affiliate and marketplace partners of the Company and its Subsidiaries, on a consolidated basis (based on the dollar amount of fees paid) during the (i) fiscal year ended December 31, 2025 and (ii) seven month period ended July 31, 2026 (the “Top Partners”), together with the dollar amount in respect of each such Top Partner during each such period (c) the ten (10) largest suppliers of the Company and its Subsidiaries, on a consolidated basis (based on the dollar amount paid for goods and services) during each such period (the “Top Suppliers”), together with the dollar amount paid in respect of each such Top Supplier during each such period. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), no Top Customer, Top Partner or Top Supplier has provided written notice that such Person is going to adversely change the terms of (whether related to payment, price or otherwise) or materially reduce or cease its business with the Company and its Subsidiaries.
3.22Interested Party Contracts. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or executive officer) thereof, on the other hand that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act (each, an “Interested Party Contract”).
3.23No Other Representations and Warranties; Non-Reliance.
(a)Except for the representations and warranties contained in this Article III or in the certificate to be delivered pursuant to Section 6.2(d) or in any other Transaction Document, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and the Company hereby expressly disclaims any such other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, and notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their respective Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of its or their Representatives, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company or any other Person with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or any of their respective Representatives or Affiliates, in each case, except for the representations and warranties contained in this Article III or in the certificate to be delivered pursuant to Section 6.2(d) or in any other Transaction Document.

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(b)The Company expressly disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by or with respect to Parent or Merger Sub (other than the representations and warranties set forth in Article IV or in the certificate to be delivered pursuant to Section 6.3(c) or in any other Transaction Document), and acknowledges and agrees that Parent and Merger Sub have expressly disclaimed and do hereby expressly disclaim any other representation made by Parent, Merger Sub or any other Person, except as set forth in Article IV or in the certificate to be delivered pursuant to Section 6.3(c) or in any other Transaction Document.
IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub each hereby represent and warrant to the Company that:
4.1Organization, Good Standing and Qualification. Each of Parent and Merger Sub (a) is duly organized and validly existing under the Laws of the jurisdiction of its organization, (b) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, (c) is in good standing in the jurisdiction of its organization, and (d) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except in the case of each of the foregoing clauses (b), (c) and (d) where any such failure to be so qualified or in good standing as a foreign corporation or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of the certificate of incorporation and bylaws of Merger Sub, each as amended through the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. Neither Parent nor Merger Sub is in violation of any provision of the foregoing documents in any material respect. Parent owns beneficially and of record all of the outstanding shares of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation or pursuant to the Transactions and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions or those incident to their formation.
4.2Corporate Authority; Approvals.
(a)Each of Parent and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of Merger Sub, to the receipt of the approval of Parent as the sole stockholder of Merger Sub, which will take place immediately after the execution of this Agreement, and, with respect to the Merger, the filing of the Certificate of Merger.
(b)Parent Board has unanimously (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Parent and its stockholders.
(c)Merger Sub Board has unanimously (i) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub and Parent (as the sole stockholder of Merger Sub), and (iii) resolved to recommend that Parent (as the sole stockholder of Merger Sub) adopt this Agreement in accordance with the DGCL.
(d)This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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4.3Governmental Filings; No Violations.
(a)Except for the Required Governmental Approvals, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, waivers or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the respective certificate of incorporation and bylaws or comparable organizational documents of Parent or Merger Sub, (ii) a breach or violation of any Law applicable to Parent or Merger Sub (assuming the Required Governmental Approvals are obtained), or (iii) with or without notice, lapse of time or both, a breach, cancellation, modification or violation of, a termination (or right of termination) or default under, the acceleration of any of their respective obligations or loss of any benefit under, or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any Contract binding upon Parent or Merger Sub, other than, in the case of the preceding clauses (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.4Ownership of Equity of the Company. None of Parent, Merger Sub or any of their respective Subsidiaries is, and at no time during the last three years has Parent, Merger Sub or any of their respective Subsidiaries been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent, Merger Sub or any of their respective Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any Contract for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).
4.5Litigation. As of the date of this Agreement, there are no Actions pending by or against, or to the Knowledge of Parent, threatened by or against, Parent, Merger Sub or any other Subsidiary of Parent, or any director or officer of any of the foregoing (in each case, in their capacity as such) that (a) seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, any of the Transactions or (b) that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.6Financing.
(a)Parent has delivered to the Company a true, complete and correct fully executed copy of each of the Equity Commitment Letter and the Limited Guarantee.
(b)As of the date of this Agreement, (i) neither the Equity Commitment Letter nor the Limited Guarantee in the form delivered to the Company has been amended, supplemented or modified, (ii) no such amendment, supplement or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto, and (iii) the respective commitments contained in the Equity Commitment Letter and in the Limited Guarantee have not been withdrawn, terminated, reduced or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, termination, reduction or rescission is contemplated.
(c)As of the date of this Agreement, the Equity Commitment Letter and the Limited Guarantee are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto, except, in each case, as such enforceability may be limited by the Bankruptcy and Equity Exception. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Equity Financing required to

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satisfy the Financing Uses, other than as expressly set forth in the Equity Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto under either of the Equity Commitment Letter or the Limited Guarantee, (ii) constitute a failure to satisfy a condition precedent to the Equity Financing, or (iii) assuming the satisfaction or waiver of the conditions to the funding or investing, as applicable, of the Equity Financing on the Closing Date as set forth in the Equity Commitment Letter, otherwise result in any portion of the Equity Financing required to satisfy the Financing Uses being unavailable at the Closing. The Equity Commitment Letter expressly provides, and will continue to provide, that the Company is an intended third-party beneficiary thereof.
(d)As of the date of this Agreement, assuming the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2, Parent has no reason to believe that any of the conditions precedent to the Equity Financing contemplated by the Equity Commitment Letter will not be satisfied or that the full amount of the Equity Financing required to satisfy the Financing Uses will not be made available to Parent in full at the Closing. Assuming the Equity Financing is funded and/or invested in accordance with the Equity Commitment Letter, Parent and Merger Sub will have at the Closing funds sufficient to (i) pay the aggregate Merger Consideration and the other payments contemplated by this Agreement that are required to be paid at Closing, (ii) pay any and all fees and expenses required to be paid at Closing by Parent and Merger Sub in connection with the Transactions and the Equity Financing, (iii) prepay or repay any outstanding indebtedness of the Company or its Subsidiaries required to be prepaid or repaid at Closing, and (iv) make all of the other payments required to be made at Closing by Parent and Merger Sub hereunder in connection with the Transactions (the foregoing clauses (i) through (iv), the “Financing Uses”). For the avoidance of doubt, the Equity Commitment Letter provides for equity financing in an amount that, together with any available cash of the Company on hand at the Closing, is sufficient to satisfy the Financing Uses regardless of whether any Debt Financing is obtained.
(e)The obligations of Parent and Merger Sub to consummate the Transactions on the terms contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement (including any Debt Financing or any alternative debt financing), Parent or any of its Affiliates obtaining any financing (including any Debt Financing or any alternative debt financing) or the availability, grant, provision or extension of any financing to Parent or any of its Affiliates (including any Debt Financing or any alternative debt financing).
4.7Solvency; Sufficiency of Funds.
(a)Neither Parent nor Merger Sub is entering into this Agreement or the Equity Commitment Letter (and the Sponsors are not entering into the Equity Commitment Letter or the Limited Guarantee) with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, the Company and their respective Subsidiaries in connection therewith) and assuming for these purposes the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 and that immediately prior to the Closing, the Company and its Subsidiaries, taken as a whole, are Solvent, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature (the ability to satisfy the conditions set forth in the foregoing clauses (a)–(c), as to the any Person, is referred to as such Person being “Solvent”). For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including

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contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
(b)Subject to satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to consummate the Transactions, Parent will, at the Closing, have cash on hand sufficient to satisfy the Financing Uses.
4.8Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
4.9Brokers and Finders. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing or following a termination of this Agreement.
4.10Committee on Foreign Investment in the United States. Neither Parent nor Merger Sub is a “foreign person,” as defined in 31 C.F.R. § 800.224.
4.11No Other Representations and Warranties; Non-Reliance.
(a)Except for the representations and warranties contained in this Article IV or in the certificate to be delivered pursuant to Section 6.3(c) or in any other Transaction Document, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their respective Affiliates, and Parent and Merger Sub hereby expressly disclaim any such other representations or warranties, whether made by Parent, Merger Sub or any of their respective Affiliates or Representatives.
(b)Each of Parent and Merger Sub expressly disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by or with respect to the Company (other than the representations and warranties set forth in Article III or in the certificate to be delivered pursuant to Section 6.2(d) or in any other Transaction Document), and acknowledges and agrees that the Company has expressly disclaimed and does hereby expressly disclaim any other representation made by the Company or any other Person, except as set forth in Article III or in the certificate to be delivered pursuant to Section 6.2(d) or in any other Transaction Document.
V. COVENANTS
5.1Interim Operations.
(a)During the period commencing on the date of this Agreement and ending on the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII (the “Pre-Closing Period”), except (i) as required under this Agreement or the other Transaction Documents or as required by applicable Law, (ii) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), or (iii) as set forth in Section 5.1 of the Company Disclosure Letter, the Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to (y) conduct its and each of its Subsidiaries’ business and operations in the ordinary course in all material respects and (z) preserve the Company’s and each of its Subsidiaries’ existing relations with employees, customers, vendors, suppliers, partners, licensors, licensees, Governmental Entities and other Persons with whom the Company and its Subsidiaries have material business relations.

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(b)During the Pre-Closing Period, except (i) as required under this Agreement or the other Transaction Documents or as required by applicable Law, (ii) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), or (iii) as set forth in Section 5.1 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries will:
(i)(A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of capital stock or other equity interests (other than dividends paid by a wholly owned Subsidiary to the Company or another wholly owned Subsidiary of the Company) or (B) directly or indirectly repurchase, redeem or otherwise reacquire any shares of capital stock or other equity or voting interests or any rights, warrants or options to acquire any shares of capital stock or other equity or voting interests, other than to satisfy the exercise price and/or Tax obligations with respect to Company Equity Awards outstanding as of the date of this Agreement (or other Company Equity Awards granted after the date of this Agreement to the extent permitted under this Section 5.1(b)) or purchase rights upon exercise, vesting, or settlement of Company Equity Awards outstanding as of the date of this Agreement (or other Company Equity Awards granted after the date of this Agreement to the extent permitted under this Section 5.1(b)), in each case, in accordance with the applicable Company Equity Plan as in effect on the date of this Agreement or under the applicable grant agreement;
(ii)adjust, split, combine, subdivide, recapitalize or reclassify any shares of Company Common Stock or other equity or voting interests or securities convertible, exchangeable or exercisable into equity interests;
(iii)sell, issue, grant, deliver, pledge, transfer, encumber or dispose, or authorize the issuance, sale, delivery, pledge, transfer, encumbrance, disposal or grant by the Company or any of its Subsidiaries (except for transactions solely between the Company and any wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company), of (A) any capital stock or other equity interest of the Company or any of its Subsidiaries, (B) any subscription, option, call, put, warrant, restricted security, Company Equity Award or purchase, conversion, exchange or other right to acquire any capital stock, Company Equity Award or other equity interest of the Company or any of its Subsidiaries, or (C) any interest, security, right or instrument convertible into or exchangeable or exercisable for or linked to, or the value or economic benefit of which is in any way based on, measured by reference to or derived from, directly or indirectly, the value or price of, any capital stock or other equity interest of the Company or any of its Subsidiaries (except that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement (or other Company Equity Awards granted after the date of this Agreement to the extent permitted under this Section 5.1(b)) in accordance with the applicable Company Equity Plan as in effect on the date of this Agreement or under the applicable grant agreement);
(iv)except as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, (A) except for increases to base salary (and corresponding changes to target annual incentive compensation opportunities) in the ordinary course of business, increase, modify or amend (including to accelerate the time of payment, vesting or funding of, or provide for the payment of amounts not otherwise due with respect to) the compensation or other benefits payable or provided to any current or former employees, officers, directors or other individual service providers of the Company or any of its Subsidiaries (including any Company Equity Award), (B) grant any new compensation or benefits or enter into or grant any change of control, severance, transaction, retention or similar agreement with any current or former employees, officers, directors or other individual service providers of the Company or any of its Subsidiaries (except for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment in connection with which each such employee executes a customary release of claims in favor of the Company on the Company’s standard form of release), (C) establish, adopt, enter into, terminate or amend any Company Benefit Plan (or any

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plan, program, policy, agreement or arrangement that would constitute a Company Benefit Plan if in effect on the date of this Agreement), except as permitted pursuant to the foregoing clauses (A) or (B), (D) hire, engage, promote or terminate (other than for cause) any Company Employee or individual service provider whose annual base compensation exceeds $300,000, (E) except as expressly contemplated by Section 2.5, modify or amend any Company Equity Awards, or (F) waive or release any non-competition, non-solicitation, non-interference, non-disparagement or other restrictive covenant obligation of any Company Employee or independent contractor;
(v)make aggregate capital expenditures that exceed the amount of capital expenditures contemplated by the Company’s existing capital budget, a copy of which has been made available to Parent;
(vi)amend or permit the adoption of any amendment to the Certificate of Incorporation or the Bylaws (or the comparable organizational documents of any of the Company’s Subsidiaries);
(vii)incur or guarantee any indebtedness, except for (A) revolver borrowings in the ordinary course of business consistent with past practice under the Existing Credit Agreement or (B) indebtedness solely of any of the Company or any of its Subsidiaries to the Company or any such Subsidiary;
(viii)enter into, modify, amend, extend or voluntarily terminate (other than renewals or non-renewals occurring in the ordinary course of business) any Company Material Contract or Interested Party Contract, or waive, release or assign any rights or claims thereunder;
(ix)commence, discharge, settle, waive, release, assign, compromise or satisfy any Action, other than for amounts, individually or in the aggregate, not to exceed $500,000 (in excess of third party insurance or existing reserves), in each case, that do not impose any material non-monetary ongoing obligation or limitations upon the Company or any of its Subsidiaries;
(x)change any of the accounting methods, principles or practices used by it except to the extent required by a change in GAAP or applicable Law;
(xi)(A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement or otherwise in connection with the Transactions), (B) purchase or acquire, by merging, reorganizing, recapitalizing or consolidating with, by purchasing equity interests in or portion of the assets of, or by any other manner, any business or any Person, corporation, partnership, joint venture, association or other business organization or division thereof, (C) acquire, transfer, assign, lease, license, permit to lapse or expire, sell, mortgage, pledge, dispose of or subject to any Lien (other than Permitted Liens) any material assets (including Intellectual Property), other than, in the case of this clause (C), acquisitions or dispositions of materials and inventory, sales or leases of inventory, in each case, in the ordinary course of business, or (D) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from the Company and any of its wholly-owned Subsidiaries);
(xii)(A) rescind or change any material Tax election or settle or compromise any material Tax claim or assessment, (B) change its taxable year, (C) change any material method of accounting for Tax purposes, (D) enter into any material closing agreement with respect to Taxes, (E) surrender any right to claim a material Tax refund or credit, or (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than an extension in the ordinary course or as a result of the extension of the due date for filing any Tax Return);

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(xiii)enter into any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or other employee association, or recognize or certify any labor union or other employee association as the bargaining representative for the employees of the Company or any of its Subsidiaries, in all cases, except to the extent required by applicable Law;
(xiv)implement or announce any layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that trigger notice obligations under the Worker Adjustment and Retaining Notification Act of 1988, as amended, or any similar applicable Law;
(xv)waive or release any material right or claim of the Company or its Subsidiaries, including any write-off or compromise of any material account receivable of the Company or its Subsidiaries;
(xvi)disclose any confidential information or trade secret of the Company or its Subsidiaries to any Person (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business) or disclose, license, deliver, put in escrow or make available any source code included in the Company Products; or
(xvii)authorize, commit or agree to do any of the foregoing.
(c)The Company may request consent from Parent (such consent not to be unreasonably withheld, conditioned or delayed) with respect to the actions proscribed in this Section 5.1 by delivering notice pursuant to Section 8.7.
(d)The Company, on the one hand, and Parent and Merger Sub, on the other hand, acknowledge and agree that (i) nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary in this Agreement, no consent of Parent will be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to be (based upon the advice of counsel) a violation of applicable Law.
5.2No Solicitation by the Company.
(a)Except as expressly permitted by this Section 5.2, the Company will, and will cause each of its Subsidiaries and each of their respective directors and officers and use commercially reasonable efforts to cause each of its Representatives, from and after the execution of this Agreement, to: (i) immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Company Takeover Proposal and (ii) not, directly or indirectly through another Person, (A) solicit, initiate, propose, assist or participate in or knowingly induce, encourage or facilitate (including by way of furnishing or providing access to non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (it being understood and agreed that ministerial acts, such as answering unsolicited phone calls, that are not otherwise prohibited by this Section 5.2 will not be deemed to constitute a violation of this Section 5.2), (B) solicit, initiate, assist, propose or participate in or knowingly induce, encourage or facilitate any Company Takeover Proposal or engage in, continue or otherwise participate in any solicitation, discussions or negotiations regarding, or furnish or provide access to any other Person any non-public information in connection with or for the purpose of knowingly inducing, encouraging or facilitating, a Company Takeover Proposal, or any proposal or offer that constitutes, or could reasonably be expected to lead to a Company Takeover Proposal, except to notify such Person of the existence of the restrictions in, and the Company’s obligations pursuant to, this Section

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5.2, (C) approve, endorse, adopt, recommend, agree to or enter into, or propose to approve, endorse, adopt, recommend, agree to or enter into, any letter of intent, term sheet, memorandum of understanding, agreement or agreement in principle, merger agreement, acquisition agreement or other similar Contract with respect to a Company Takeover Proposal, (D) grant any waiver, amendment, termination or release under any standstill or confidentiality agreement, or (E) authorize, commit or agree to do any of the foregoing; provided, that, following receipt by the Company of a Company Takeover Proposal and the Company Board’s good faith determination, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board may waive any standstill or confidentiality agreement solely to the extent necessary to permit such Person to submit a Company Takeover Proposal to the Company Board on a confidential basis.
(b)Notwithstanding anything to the contrary contained in Section 5.2(a) or any other provision of this Agreement, if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a Company Takeover Proposal from any Person or group of Persons that was made after the execution of this Agreement, has not been withdrawn and did not result from a breach of this Section 5.2, the Company and its Representatives may, to the extent that the Company Board or any duly authorized committee thereof determines, after consultation with its financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, (i) furnish, following execution of an Acceptable Confidentiality Agreement with such Person, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal and afford such Person or group of Persons access to the businesses, properties, assets and personnel of the Company and its Subsidiaries (provided that the Company will, substantially concurrently with providing such information to such Person or group of Persons, provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is made available to such Person to the extent not previously provided to Parent or its Representatives; provided, further, that the Company shall not provide (and shall not permit any of its Representatives to provide) any competitively sensitive non-public information to any Person who is or who has one or more Affiliates that is a competitor of the Company or any of its Subsidiaries except in accordance with customary “clean room” or other similar procedures and subject to a customary “clean team” agreement) and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal regarding such Company Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.
(c)The Company will inform Parent in writing promptly (and in any event within 24 hours of its receipt thereof) of any (i) proposals or offers received with respect to any Company Takeover Proposal (indicating whether such Company Takeover Proposal constitutes or could reasonably be expected to constitute a Company Superior Proposal), including the material terms (including financial terms) and conditions of, and the identity of the Person making, such proposal or offer, or (ii) requests for any non-public information concerning the Company or any of its Subsidiaries in connection with any Company Takeover Proposal. Thereafter, the Company will keep Parent reasonably informed on a prompt basis of the status and material terms (including financial terms) and conditions of any such Company Takeover Proposal and, in the event the Company or its Representatives provides or receives any new, amended or revised material written materials, documents or Contracts (including financing commitments) relating thereto, or that any Person modifies its Company Takeover Proposal in any material respect, the Company will notify Parent in writing promptly (and in any event within 24 hours) of providing or receiving such materials, documents or Contracts (and provide copies thereof) or its receipt of such material modification, as applicable. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other Contract which prohibits the Company from complying with this Section 5.2.
(d)Except as expressly permitted by this Section 5.2(d) or Section 5.2(e), neither the Company Board nor any duly authorized committee thereof will (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the

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Company Board Recommendation, (C) fail to publicly recommend against acceptance of any third party tender or exchange offer within 10 Business Days of commencement of such offer pursuant to Rule 14d-2 of the Exchange Act, (D) authorize, adopt, endorse, approve or recommend, or publicly propose to authorize, adopt, endorse, approve or recommend to stockholders of the Company a Company Takeover Proposal, (E) fail to issue a press release within ten Business Days of the public announcement of any Company Takeover Proposal or Company Acquisition Agreement reaffirming the Company Board Recommendation, (F) fail to publicly affirm or reaffirm the Company Board Recommendation within four Business Days of receiving a written request therefor from Parent (it being understood that the Company will have no obligation to make any such reaffirmation on more than two occasions per Company Takeover Proposal and one occasion per material modification thereto), or (G) agree, authorize, commit to or publicly announce an intention or resolution to do any of the foregoing (it being understood that any material modifications to any Company Takeover Proposal or Company Acquisition Agreement shall be deemed to be a new Company Takeover Proposal or Company Acquisition Agreement, respectively, for purposes of this Section 5.2(d)) (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) enter into, authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement or agreement in principle, merger agreement, acquisition agreement or other similar Contract with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.2(b)) (each, a “Company Acquisition Agreement”), or (iii) take any action pursuant to Section 7.1(d)(i). Notwithstanding anything to the contrary set forth in this Agreement, if the Company receives a Company Takeover Proposal that was made after the execution of this Agreement but prior to the time the Company Stockholder Approval is obtained, has not been withdrawn and did not result from a breach of this Section 5.2, the Company Board may effect a Company Adverse Recommendation Change and/or the Company may terminate this Agreement and enter into a Company Acquisition Agreement pursuant to Section 7.1(d)(i) if, and only if, prior to taking such action the Company Board or any duly authorized committee thereof has determined, after consultation with its financial advisors and outside legal counsel, that (y) failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law and (z) such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that no such action shall be taken unless (1) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, together with the information required by Section 5.2(c) with respect to such Company Takeover Proposal, (2) to the extent Parent wishes to so negotiate, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to enable Parent to propose in writing an offer to effect revisions to this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal or the failure to effect a Company Adverse Recommendation Change would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law (including permitting Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation)), and (3) following the end of such notice period, the Company Board or any duly authorized committee thereof will have considered in good faith any such offer, and will have determined, after consultation with its financial advisors and outside legal counsel, that the Company Superior Proposal continues to constitute a Company Superior Proposal and the failure to effect a Company Adverse Recommendation Change would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law, in each case, if the revisions proposed in such offer were to be given effect (it being understood and agreed that (A) in the event of any material change to such Company Superior Proposal (including with respect to financial terms), the Company will be required to, in each case, again comply with this Section 5.2(d), including that the Company will be required to deliver to Parent an additional notice consistent with that described in clause (1) above and the notice period will recommence and (B) prior to or concurrently with the Company or any Subsidiary thereof entering into any Company Acquisition Agreement, the Company shall have terminated this Agreement pursuant to and in accordance with Section 7.1(d)).
(e)Prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change of the type described in Section 5.2(d)(i)(B) if and only if: (i) prior to taking such action, the Company Board or any duly authorized committee thereof

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has determined, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; (ii) such action is not in connection with or in response to the receipt, existence of or terms of a Company Takeover Proposal or a Company Superior Proposal or any inquiry related thereto or the consequences thereof (which is governed by Section 5.2(d)); (iii) such action is in response to a material development, fact, change, event, effect, occurrence or circumstance that was not known to or reasonably foreseeable by, or the magnitude or consequences of which were not known to or reasonably foreseeable by, the Company Board as of the date hereof and becomes known to the Company Board prior to the time of the Company Stockholder Approval (excluding (y) any Company Takeover Proposal or the expected receipt thereof or (z) the mere fact that the Company or any of its Subsidiaries meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date hereof in the market price or trading volume of the shares of Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing facts, events or circumstances in this clause (z) may be considered and taken into account in determining whether an Intervening Event occurred to the extent otherwise permitted to be included in the definition of Intervening Event, the “Intervening Event”)); and (iv) prior to taking such action, (A) the Company Board has given Parent at least four Business Days’ prior written notice of its intention to take such action absent any revision to the terms and conditions of this Agreement, which notice will describe in reasonable detail the nature (provided Parent shall keep all underlying confidential information confidential in accordance with the Confidentiality Agreement) of the Intervening Event and the basis for such intended Company Adverse Recommendation Change, (B) to the extent Parent wishes to so negotiate, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement (including permitting Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto such that the failure to effect a Company Adverse Recommendation Change would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law (to the extent that Parent requests to make such a presentation)), and (C) at the end of such notice period, the Company Board or any duly authorized committee thereof will have considered in good faith any such offer, and will have determined, based on the information then available and after consultation with its financial advisors and outside legal counsel, that failure to make such Company Adverse Recommendation Change due to the Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood that in the event of any material change in any development, fact, change, event, effect, occurrence or circumstance relating to such Intervening Event, the Company be required to, in each case, again comply with this Section 5.2(e) and will be required to deliver to Parent an additional notice consistent with that described in clause (iv)(A) above and the notice period will recommence).
(f)Nothing contained in this Section 5.2 or in Section 5.7 will prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, including issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (iii) making any disclosure the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, is required by applicable securities Laws with regard to the transactions contemplated hereby or a Company Takeover Proposal; provided that any such disclosure that has the effect of withholding, withdrawing, modifying or qualifying in any manner adverse to, or failing to make when required by this Agreement, the Company Board Recommendation shall be deemed for all purposes of this Agreement to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication without qualification; provided, further, that, notwithstanding anything herein to the contrary, to the extent permitted by applicable Law, the Company shall take such actions as it is required to take pursuant to Section 5.2(d) in connection with a Company Adverse Recommendation Change prior to making any disclosure contemplated by this Section 5.2(f) that would be or would be deemed to be a Company Adverse Recommendation Change.

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(g)Immediately following the execution of this Agreement, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, (a) instruct each Person that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of an acquisition of the Company to return or destroy all confidential information furnished to such Person prior to the date of this Agreement by or on behalf of the Company or any of its Representatives and (b) terminate physical and electronic data room access for any such Person and any of its Representatives to diligence or other information regarding the Company.
5.3Preparation of Proxy Statement
(a)As soon as reasonably practicable after the date of this Agreement, and in any event, within 30 days after the date of this Agreement, the Company will prepare and cause to be filed with the SEC a proxy statement in preliminary form relating to the Stockholders’ Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Proxy Statement will contain the Company Board Recommendation, except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change in accordance with Section 5.2. Parent will furnish all information concerning Parent, Merger Sub and their respective Affiliates as the Company or its Representatives may reasonably request in connection with the preparation of the Proxy Statement. The Company will cause the Proxy Statement to be mailed or otherwise provided, as permitted by the SEC or applicable Law, to the stockholders of the Company as promptly as reasonably practicable after the date on which the SEC confirms that it does not plan to review (which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth calendar day following such filing with the SEC), or that it has no further comments on, the Proxy Statement.
(b)The Company will, as promptly as reasonably practicable, (i) notify Parent of (A) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Transactions and (B) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and (ii) supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.
(c)The Company will provide Parent a reasonable opportunity to review and comment on the Proxy Statement and any substantive response to comments received from the SEC in respect thereof (including the proposed final version of such document or response) and will consider in good faith any comments thereon made by Parent or its counsel. Except in connection with a Company Adverse Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.
(d)The Company shall ensure that the Proxy Statement complies in all material respects with the Exchange Act and that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement shall, at the date of mailing to the stockholders of the Company, of filing with the SEC (as applicable) and of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Until the Company Stockholder Approval is obtained, if any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Parties. The Company will promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement and, to the extent required by applicable federal securities Laws, disseminate such

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amendment or supplement to the holders of shares of Company Common Stock as of the record date established for the Stockholders’ Meeting.
5.4Stockholders’ Meeting.
(a)Subject to Section 5.2, the Company will take all actions in accordance with applicable Law, the Certificate of Incorporation, the Bylaws and the rules of NYSE to (1) establish a record date (including conducting as promptly as practicable, in consultation with Parent, one or more “broker searches” in accordance with Rule 14a-13 of the Exchange Act to enable such record date to be so set) and (2) duly call, give notice of, convene and hold a special meeting of the Company’s stockholders for the purpose of considering and taking action upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Stockholders’ Meeting”) as soon as reasonably practicable after the SEC confirms that it does not plan to review, or that it has no further comments on, the Proxy Statement (and, in any event, unless otherwise consented to in writing by Parent (not to be unreasonably withheld, conditioned or delayed) no later than 40 days after the mailing of the Proxy Statement to the stockholders of the Company). Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters or procedures and matters required by applicable Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement, including a non-binding advisory vote on compensation that will or may become payable to named executive officers as a result of the Merger and to approve one or more adjournments of the Stockholders’ Meeting to solicit additional proxies if there are insufficient votes to adopt this Agreement at the Stockholders’ Meeting) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting. The Company may adjourn or postpone the Stockholders’ Meeting (i) to the extent required by applicable Law or if, after consultation with Parent, the Company determines such adjournment or postponement necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholders’ Meeting if such disclosure is determined by the Company in good faith after consultation with outside counsel to be required to be provided to the stockholders of the Company, (ii) if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting, or (iii) to solicit additional proxies if necessary to obtain the Company Stockholder Approval; provided, however, that, unless otherwise agreed to in writing by Parent, (x) the Stockholders’ Meeting will not be adjourned or postponed in connection with any one adjournment or postponement to a date that is more than 10 Business Days after the date for which the meeting was previously scheduled or more than 30 days, in the aggregate, after the original Stockholders’ Meeting date, (y) in no event may any adjournment or postponement be to a date that is fewer than five Business Days prior to the Outside Date, and (z) the Stockholders’ Meeting will not be adjourned or postponed on more than two occasions. In no event will the record date of the Stockholders’ Meeting be changed without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.
(b)The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval, including the solicitation of proxies therefor, and the Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding the foregoing, nothing in this Section 5.4 will be deemed to prevent the Company or the Company Board or any duly authorized committee thereof from taking any action expressly permitted by Section 5.2.
5.5Reasonable Best Efforts; Regulatory Approval Matters.
(a)Subject to the terms and conditions set forth in this Agreement, each of the Company, Parent and Merger Sub will use (and cause its respective Subsidiaries to use) reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and reasonably cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from

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Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action or proceeding by, any Governmental Entity and (ii) the defending of any Actions challenging this Agreement or the Transactions; provided, however, that in no event will the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any Person (including a Governmental Entity) for any consent or approval required for the consummation of the Transactions.
(b)Subject to the terms and conditions set forth in this Agreement, and without limiting the foregoing, the Company and Parent will (i)  promptly, but in no event later than (x) ten Business Days after the date of this Agreement, make their respective filings under the HSR Act and (y) 30 days after the date of this Agreement (or such earlier time as may be required by applicable Law), make their respective filings with respect to the notices and approvals set forth on Section 5.5(b) of the Company Disclosure Letter, and thereafter, in the case of the foregoing clause (i), make any other required submissions thereunder, including without limitation promptly responding to any request for additional information and documentary material issued under Antitrust Laws or FDI Laws, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, (iv) promptly inform the other Party upon receipt of any substantive or material communication from any Governmental Entity regarding any of the Transactions, and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing outside counsel for the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to the Transactions. The Company and Parent will permit outside counsel for the other Party reasonable opportunity to review in advance, consult with and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity in connection with the Transactions. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance, to the extent practicable, and, to the extent not prohibited by such Governmental Entity, gives the other Party or its outside counsel the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), or (C) enter into any agreement with any Governmental Entity not to consummate the Transactions without the prior written consent of the other Party.
(c)In furtherance and not in limitation of the other covenants of the Parties contained in this Section 5.5, if any Action, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Law or FDI Law, each of the Company and Parent will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Without limiting the generality or effect of the foregoing, in order to avoid or resolve such Action, Parent will, and will cause its Subsidiaries to, offer, propose, agree, and consent to (i) divest, sell, hold separate or otherwise dispose of any assets, equity interests, or businesses of Parent or the Company or their respective Subsidiaries, (ii) terminate, modify or restrict any existing relationships, contractual rights or obligations of the business of Parent, the Company or any of their respective Subsidiaries, (iii) accept any limitations on Parent’s freedom of action with respect to, or its ability to retain, any of the assets, equity interests, or businesses of Parent, the Company or any of their respective Subsidiaries, and (iv) any other remedial action whatsoever that may be necessary in order to obtain any approval or waiver from, or to avoid an Action or proceeding by, any Governmental Entity and to consummate the Transactions (any of (i)-(iv) a “Remedy”) in each case to the extent necessary or advisable to avoid or resolve such Action or

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threat thereof so that the Transactions may be consummated without delay and in all circumstances prior to the Outside Date; provided that any Remedy with respect to the assets, equity interests, businesses or contractual rights of the Company or any of its Subsidiaries shall be expressly conditioned on the consummation of the Transactions and Parent shall not be obligated to agree to any Remedy related to Parent’s Affiliates (other than its Subsidiaries, including, following the Closing, the Company). Parent shall, and shall cause its Subsidiaries to, defend against any Action that would prevent, delay or challenge this Agreement or the consummation of the Transactions, including by taking all action to avoid, oppose, or seek to have lifted or rescinded any application for or any resulting injunction or restraining or other Order seeking to stop the Transactions or that otherwise adversely affects Parent’s ability to consummate the Transactions.
(d)Except as specifically required by this Agreement, Parent will not, and will not permit its Subsidiaries to, take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the parties hereto to consummate the Transactions. Without limiting the generality of the foregoing, Parent will not, and will not permit its Subsidiaries to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof (including any competitor of the Company), or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the Transactions.
(e)Parent will be solely responsible for any fees required to be paid in connection with any filings of the Parties with a Governmental Entity pursuant to this Section 5.5.
5.6Pre-Closing Period Access.
(a)Subject to applicable Law, the Company agrees to provide, and will cause its Subsidiaries to provide, Parent and its Representatives, as reasonably requested by Parent during the Pre-Closing Period, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective properties (but excluding (A) for purposes of any invasive, soil sample or below ground testing or (B) leased third party public cloud infrastructure data centers), books, Contracts, commitments, personnel and records and (ii) such other information as Parent reasonably requests with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations, in each case, to the extent reasonably necessary for or otherwise related to the consummation of the Transactions.
(b)Notwithstanding the foregoing, neither the Company nor its Subsidiaries will be required to provide Parent or its Representatives with access to or to disclose information (i) that would result in the disclosure of any trade secrets of the Company, any of its Subsidiaries or any third party, (ii) that would violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality that is subject to the terms of a confidentiality or other agreement with a third party, (iii) the disclosure of which would violate any Law, (iv) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Person or (v) that would, in the reasonable good faith judgment of the Company, cause competitive harm to the Company or its Subsidiaries (provided that the Parties will attempt to establish a clean team process to share such materials in a commercially reasonable manner); provided that, in the case of the foregoing clauses (i)–(iv), the Company shall use commercially reasonable efforts to provide Parent and its Representatives with access to such information to the fullest extent practicable without risking violation of such obligation or Law or risking loss of such privilege.
(c)Parent will use its reasonable best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries that may result from the requests for access, data and information

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hereunder and the Company and its Subsidiaries will not be required to provide information in any format other than as then exists, or otherwise to manipulate or reconfigure any data regarding the Company’s or any of its Subsidiaries’ business, assets, financial performance or condition or operations.
5.7Publicity; Confidentiality.
(a)The initial press release regarding this Agreement and the Transactions will be substantially in the form previously agreed to by Parent and the Company. Thereafter, none of the Company, Parent or Merger Sub will, and the Company will not permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, including by participating in any media interviews or engaging in any meetings or calls with analysts or institutional investors, this Agreement or the Transactions without first reasonably consulting with Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; provided, however, that this Section 5.7 will not apply to any release or public statement (a) made or proposed to be made in connection with a Company Adverse Recommendation Change effected in accordance with Section 5.2 or (b) as a Party may in good faith, after consultation with outside counsel, determine is required by Law (including applicable stock exchange listing rules) (provided that such Party shall use commercially reasonable efforts to consult with the other Party about, and consider in good faith any reasonable comments on such release or statement, to the extent reasonably practicable in advance thereof). Nothing in this Section 5.7 will limit the ability of (i) any Party to make disclosures or announcements that are consistent in all material respects with the prior public disclosures regarding the Transactions pursuant to this Section 5.7 or (ii) by Parent or the Sponsors to make disclosures on a confidential basis as part of such Person’s ordinary course reporting or review procedure or in connection with such Person’s ordinary course fundraising, marketing, information or reporting activities.
(b)All information provided pursuant to this Agreement will be governed by the terms of the Confidentiality Agreement; provided that the Confidentiality Agreement shall be automatically terminated at the Effective Time without any further action required by any Person.
5.8Employee Benefits.
(a)For a period of one year following the Effective Time (the “Continuation Period”), Parent will provide, or cause to be provided, to each employee of the Company or any of its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and who continues employment with the Surviving Corporation (or any Subsidiary thereof) during the Continuation Period (each, a “Continuing Employee”) with, for so long as such Person remains a Continuing Employee during the Continuation Period (i) an annual base salary or wage rate, as applicable, that is no less than that provided to such Continuing Employee by the Company or a Subsidiary thereof immediately prior to the Effective Time, (ii) annual and short-term cash compensation opportunities (excluding any Excluded Benefits) that are, in the aggregate, no less favorable than those provided to such Continuing Employee by the Company or any Subsidiary thereof for the last calendar year immediately prior to the Effective Time, (iii) severance benefits (excluding any Excluded Benefits) for termination of employment that are no less favorable than those provided to such Continuing Employee by the Company or any Subsidiary thereof immediately prior to the Effective Time pursuant to the severance policies set forth on Section 3.10(a) of the Company Disclosure Letter, and (iv) other employee benefits (including welfare and retirement benefits, but excluding any Excluded Benefits and such benefits provided pursuant to the foregoing clauses (i), (ii) or (iii)) that in the aggregate are no less favorable than those provided to such Continuing Employee by the Company or any Subsidiary thereof immediately prior to the Effective Time.
(b)To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation or for benefit accruals under any vacation or severance plan of Parent and/or the Surviving Corporation (in each case, other than in respect of any Excluded Benefits), then Parent will ensure that such benefit plan will, for purposes of eligibility and vesting and, with respect to vacation and severance benefits, for benefit accrual, credit Continuing Employees for service prior to

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the Effective Time with the Company and its Subsidiaries or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company or its Subsidiaries. For the plan year that includes the Effective Time, Parent or a Subsidiary of Parent will use reasonable best efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Parent or its Subsidiaries that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding benefit plan of the Company or any of its Subsidiaries, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or its Subsidiaries during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or its Subsidiaries, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous benefit plan of the Company or any of its Subsidiaries prior to the Effective Time.
(c)To the extent any bonus amounts under any cash bonus, sales and other incentive plans of the Company and its Subsidiaries (“Bonus Amounts” and the applicable cash bonus, sales and other incentive plans of the Company and its Subsidiaries, collectively, the “Bonus Plans”) with respect to a performance period completed on or prior to the Closing remain unpaid as of the Closing Date, Parent and the Surviving Corporation, as applicable, shall cause all such Bonus Amounts to be calculated and paid in the ordinary course of business at such times as such Bonus Amounts would otherwise be payable in the ordinary course of business following the Closing Date to the eligible employees of the Company and its Subsidiaries. Parent and the Surviving Corporation, as applicable, shall cause all Bonus Amounts with respect to the performance period in which the Closing occurs (the “Open Performance Bonus Period”) to be calculated and paid to the eligible employees of the Company and its Subsidiaries in the ordinary course of business in accordance with the terms of the applicable Bonus Plan(s); provided that, after the Closing, neither Parent nor any of its Subsidiaries (including the Surviving Corporation) shall modify, amend or terminate the applicable Bonus Plan(s) in respect of which eligible employees may earn Bonus Amounts in respect of the Open Performance Bonus Period in a manner that adversely affects the ability of any such eligible employee to earn a bonus under the applicable Bonus Plan(s) with respect to such Open Performance Bonus Period; provided, further, that, payment of any Bonus Amounts in accordance with this Section 5.8(c) shall in no way be interpreted or construed to limit or replace any amounts to which any current or former employee, officer, individual consultant, individual independent contractor or non-employee director of the Company or any of its Subsidiaries may be entitled pursuant to a Company Benefit Plan in connection with such individual’s termination of employment or services.
(d)The provisions of this Section 5.8 are solely for the benefit of the Parties, and no provision of this Section 5.8 is intended to, or will, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith will be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Section 5.8 or elsewhere in this Agreement will (i) be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee will be “at will” employment or (ii) interfere with the right or limit the ability of Parent and its Subsidiaries to create, amend, modify or terminate any Company Benefit Plan or any other compensation or benefit plan, program, agreement or arrangement.
5.9Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time and (b) the deregistration of the Company

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Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting. The Surviving Corporation will use its reasonable best efforts to cause the Company Common Stock to be delisted from NYSE as promptly as practicable after the Effective Time and deregistered pursuant to the Exchange Act as promptly as practicable after such delisting.
5.10Indemnification; Directors’ and Officers’ Insurance.
(a)To the fullest extent required or permitted by applicable Law, from and after the Effective Time until the sixth anniversary of the Closing, Parent will cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent provided under the Certificate of Incorporation or Bylaws (or comparable organizational documents of any Subsidiary of the Company), each present and former director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as a director, officer or representative of the Company or any of its Subsidiaries or services performed by such Persons at the request of, or for the benefit of, the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted, claimed or existing prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Transactions and the process and other events giving rise thereto and (ii) Actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party made available to Parent. In the event of any such Action, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, reasonably cooperate with the Indemnified Party in the defense of any such Action.
(b)Without limiting the provisions of Section 5.10(a), following the Effective Time and until the sixth anniversary of the Closing, Parent will cause the Surviving Corporation and its Subsidiaries to maintain in effect provisions in its certificate of incorporation, bylaws and any other organizational documents providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the applicable certificate of incorporation, bylaws or other organizational documents of the Company and its Subsidiaries and any indemnification agreements in effect on the date of this Agreement and made available to Parent to the fullest extent permitted from time to time by applicable Law, which provisions will not be amended except as required by applicable Law.
(c)Prior to the Effective Time, the Company may obtain and fully pay the premium for non-cancellable “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies for the Indemnified Parties and (ii) the existing fiduciary and employment practices liability insurance policies of the Company and its Subsidiaries, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier(s) with the same or better credit rating as the Company’s insurance carrier(s) as of immediately prior to the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary and employment practices liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company’s existing policies as of immediately prior to the Effective Time with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions). Whether pursuant to such tail policy(ies) or otherwise, the Surviving Corporation will continue to maintain in effect for a period of at least six years from and after the Effective Time D&O Insurance with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of immediately prior to the Effective Time, or the Surviving Corporation will purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s existing policies as of immediately prior to the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of

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300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Amount”); and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will obtain a policy with the greatest coverage available for a cost equal to the Maximum Amount.
(d)If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to another Person, then, and in each such case, unless provided by operation of Law, proper provisions will be made so that the successors and assigns of the Surviving Corporation will assume all of the obligations set forth in this Section 5.10.
(e)The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties (and their respective heirs and estates), who are intended third-party beneficiaries of this Section 5.10 as of and following the Effective Time.
(f)The rights of the Indemnified Parties under this Section 5.10 will be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of any of the Company’s Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of any of the Company’s Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries made available to Parent will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
(g)Notwithstanding anything in this Agreement to the contrary, if any Action (whether arising before, on or after the Effective Time) involving any Indemnified Party remains pending on the sixth anniversary of the Effective Time, the provisions of this Section 5.10 will continue in effect with respect to such Indemnified Party until the final non-appealable disposition of such Action.
(h)From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to promptly comply with its obligations under this Section 5.10.
5.11Takeover Laws. Neither Parent nor the Company will take any action that would cause any restrictions on business combinations set forth in any Takeover Law to become applicable to this Agreement or the Merger. If any Takeover Law is or may become applicable to the Transactions, the Company Board or a duly authorized committee thereof will grant such approvals and otherwise use reasonable best efforts to act to eliminate the effects of such statute or regulation on the Transactions.
5.12Section 16 Matters. Prior to the Effective Time, the Company Board will take all actions as may be required, advisable or appropriate to cause any dispositions of Company equity securities (including derivative securities with respect to shares of Company Common Stock) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.13Merger Sub Approval. Immediately following the execution of this Agreement, Parent will execute and deliver to the Company, in accordance with applicable Law (including the DGCL) and the organizational documents of Merger Sub and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement and the consummation by Merger Sub of the Transactions in accordance with applicable Law (including the DGCL) and the organizational documents of Merger Sub.
5.14Parent Financing.

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(a)Each of Parent and Merger Sub will use, and will cause their respective Affiliates to use, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Equity Financing in an amount required to satisfy the Financing Uses on the terms and subject only to the conditions set forth in the Equity Commitment Letter, including using commercially reasonable efforts to: (i) maintain in effect and comply with the Equity Commitment Letter; (ii) satisfy at or prior to the Closing all conditions to the funding or investing of the Equity Financing required to satisfy the Financing Uses applicable to Parent or Merger Sub in the Equity Commitment Letter that are to be satisfied by Parent or Merger Sub; (iii) consummate the Equity Financing in an amount required to satisfy the Financing Uses at or prior to the Closing, including, in the event that all conditions contained in the Equity Commitment Letter applicable to the funding or investing of the Equity Financing required to satisfy the Financing Uses (except those that, by their nature, are to be satisfied at the Closing) have been satisfied or waived, using its commercially reasonable efforts to cause the Sponsors to fund the Equity Financing at the Closing; and (iv) enforce its rights under the Equity Commitment Letter and comply with its covenants thereunder. Parent and Merger Sub will not, without the prior written consent of the Company to the extent the Company’s consent is required by the terms of the Equity Commitment Letter, agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Equity Commitment Letter. Parent will promptly deliver to the Company copies of any amendment, modification or waiver to or under the Equity Commitment Letter.
(b)During the Pre-Closing Period, the Company will use, and will cause its Subsidiaries to use, commercially reasonable efforts to, and to cause its and its Subsidiaries respective officers, directors, employees, accountants, consultants, legal counsel and agents to, provide such cooperation in connection with the arrangement of the debt financing (the “Debt Financing”) by Parent and Merger Sub as may be reasonably requested by Parent, including using commercially reasonable efforts to: (i) cause members of the Company’s senior management to, as reasonably necessary, participate in a reasonable number of lender meetings and lender presentations with the actual and prospective Debt Financing Sources upon reasonable advance notice and at mutually agreed times; (ii) assist with the preparation, execution and delivery of any loan agreements, guarantees, pledge and security agreements, notes and other definitive financing documents as may be reasonably required by Parent or Merger Sub; provided that no obligation of the Company or its Subsidiaries under any such document or agreement shall be effective until the Closing; (iii) obtain a certificate delivered as of the Closing Date of the chief financial officer or person performing similar functions of the Company with respect to solvency matters in a form customary for similar debt financing transactions and reasonably acceptable to the Company and customary authorization and representation letters with respect to the bank information memoranda; (iv) cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Debt Financing to the extent satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries; (v) assisting Parent and Merger Sub in their efforts to obtain waivers, legal opinions and insurance certificates and endorsements at the expense of, and as reasonably requested by, Parent; (vi) to the extent requested at least seven (7) Business Days prior to the Closing Date, furnishing at least three (3) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, including the PATRIOT Act; (vii) facilitating the taking of all corporate, limited liability or similar actions reasonably requested by Parent to permit the consummation of the Debt Financing; and (viii) cooperating reasonably with the due diligence of the Debt Financing Sources, to the extent customary and reasonable and to the extent not unreasonably interfering with the businesses of the Company and its Subsidiaries; provided, that nothing in this Section 5.14(b) will require any such cooperation to the extent that it would (v) unreasonably interfere with the ongoing businesses or operations of the Company and its Subsidiaries, (w) require the Company or its Subsidiaries or their respective officers, directors, employees or advisors to enter into or approve the Debt Financing, any definitive agreement for the Debt Financing or any other certificate that is not contingent upon the Closing or that would be effective prior to the Closing, (x) require the Company to breach this Agreement, (y) require the Company or its Subsidiaries to take any action that would reasonably be expected to conflict with or violate the Certificate of Incorporation, Bylaws or organizational documents of the Company’s Subsidiaries or applicable Law or (z) require the Company to produce any pro forma financials or any other financial information in form or substance not customarily prepared by the

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Company and its Subsidiaries in the ordinary course of business with respect to such period or in a form or subject to a standard different than those provided to Parent on or prior to the date hereof; provided, further, that (1) no personal liability shall be imposed on any of the employees of the Company or its Subsidiaries involved in the foregoing cooperation and (2) neither the Company nor any of its Subsidiaries will be required to pay any commitment or provide or agree to provide any indemnity in connection with the Debt Financing prior to (or that is not subject to the occurrence of) the Closing.
(c)Parent will indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in complying with their obligations in connection with the arrangement of the Debt Financing (including actions taken in accordance with Section 5.14(b) and Section 5.14(d)) and any information utilized in connection therewith, except for liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered, in each case arising out of or resulting from (x) information provided by or on behalf of the Company or its Subsidiaries, (y) gross negligence, bad faith or willful misconduct by the Company or its Subsidiaries or any of their respective Representatives or (z) a material breach by the Company or its Subsidiaries of their respective obligations hereunder.
(d)The Company hereby consents to the use of the Company’s and its Subsidiaries’ logos, brands and trademarks in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or its Subsidiaries or their reputation or goodwill in any material respect.
(e)Each of Parent and Merger Sub expressly acknowledges and agrees that the obtaining of, or the availability of, any financing (including any Debt Financing or any alternative debt financing) or any other financing transaction is not a condition to the Closing and reaffirms its respective obligation to consummate the Transactions irrespective and independently of the availability of any financing (including any Debt Financing or alternative debt financing), subject to fulfillment or waiver of the applicable conditions set forth in Article VI.
(f)Notwithstanding anything to the contrary in this Agreement, no breach by the Company or any of its Subsidiaries or any of their respective Representatives of any of the covenants set forth in Section 5.14(b) shall be considered in determining the satisfaction of the condition set forth in Section 6.2(b), unless (i) such breach is a Willful and Material Breach, (ii) Parent provides the Company with written notice of such Willful and Material Breach and the Company fails to cure such Willful and Material Breach within 7 Business Days after such notice, and (iii) such Willful and Material Breach is a material contributing cause of the failure by Parent to obtain the Debt Financing.
5.15Stockholder Litigation. The Company shall promptly notify Parent in writing (which notice shall include copies of all pleadings with respect thereto) of any litigation brought, asserted or threatened by, on behalf of, in the name of, against or otherwise involving the Company or any of its Subsidiaries or Affiliates or any Indemnified Party, directly or indirectly, relating to this Agreement, the Equity Commitment Letter or the Transactions (such litigation, other than any Action in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 2.3, “Transaction Litigation”), and shall keep Parent reasonably informed regarding the status thereof. The parties to this Agreement shall cooperate, and use their respective reasonable best efforts to cause their Representatives to cooperate, and consult with one another in connection with any Transaction Litigation, provided, that the Company will control (and give Parent the opportunity to participate in the defense, prosecution and/or settlement (at Parent’s sole expense and subject to a customary joint defense agreement)) of, and consider in good faith any reasonable advice or comments from Parent with respect to, any Transaction Litigation; provided, further, that no compromise or full or partial settlement of, or any other Contract with respect to, any such litigation shall be agreed to or entered into by the Company without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

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5.16Termination of Certain Agreements. Prior to the Closing, the Company shall terminate each Interested Party Contract (other than those Interested Party Contracts set forth on Section 5.16(a) of the Company Disclosure Letter) and all Contracts set forth on Section 5.16(b) of the Company Disclosure Letter, in each case, with no further obligations of the Company or any of its Subsidiaries from and after the Closing (other than, with respect to the Contracts set forth on Section 5.16(b) of the Company Disclosure Letter, customary indemnification obligations in respect of the Company Financial Advisor).
VI. CONDITIONS
6.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, at the Closing of each of the following conditions:
(a)Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) all required approvals and waiting periods (including any extension thereof) of the Governmental Entities set forth on Section 6.1(b) of the Company Disclosure Letter shall have been obtained, expired, or been terminated.
(c)No Injunctions or Restraints. (i) There shall not have been issued by a Governmental Entity of competent jurisdiction, that remains in effect or pending, any Order (“Restraint”) preventing, enjoining restraining, prohibiting or making illegal consummation of the Transactions and (ii) no Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction, that remains in effect or pending, which prevents, enjoins, restrains, prohibits or makes illegal the consummation of the Transactions, in each case after the date hereof.
6.2Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, at the Closing of each of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of the Company set forth in Article III (other than those referred to in the following clauses (ii)–(iv)) are true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time), except where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 3.7(b) are true and correct in all respects as of the date of this Agreement and as of the Closing, as if made as of such time, (iii) the representations and warranties of the Company set forth in Section 3.2 (other than Section 3.2(d), (e) and (f)) and Section 3.10(f) are true and correct in all respects, other than de minimis inaccuracies, as of the date hereof and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time), and (iv) the representations and warranties of the Company set forth in Section 3.1, Section 3.2(d), (e) and (f), Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.18 and Section 3.19 are true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time).
(b)Performance of Obligations of the Company. Subject to Section 5.14(f), the Company shall have performed or complied in all material respects with the covenants contained in this Agreement to be performed or complied with by it prior to or at the Closing.

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(c)No Company Material Adverse Effect. Since the date of this Agreement, there has not been a Company Material Adverse Effect.
(d)Officer’s Certificate. The Company shall have furnished Parent and Merger Sub with a certificate dated as of the Closing Date signed on its behalf by a duly authorized officer to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) shall have been satisfied.
(e)Payoff Letter. The Company shall have furnished to Parent (and provided drafts thereof to Parent at least five Business Days prior to the Closing) a duly executed payoff letter in respect of the Existing Credit Agreement in form and substance reasonably acceptable to Parent and any other duly executed (if applicable) letters, authorizations, documents and other deliverables, in form and substance reasonably acceptable to Parent, necessary to release, discharge and terminate any guarantees provided in respect of, and Liens granted on any property securing, in each case, such indebtedness under the Existing Credit Agreement, subject to the occurrence of the Closing.
(f)Real Property Holding Corporation Affidavit. The Company shall have furnished to Parent a duly executed affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).
6.3Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver, at the Closing of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV are true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time), except where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Parent Material Adverse Effect, other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4 and Section 4.9, which must be true and correct in all material respects (without giving effect to any materiality or Parent Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier time, in which case as of such earlier time).
(b)Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with the covenants contained in this Agreement to be performed or complied with by it prior to or at the Closing.
(c)Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly authorized officer to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall have been satisfied.
6.4Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such Party’s breach of its obligations under this Agreement or, in the case of Parent or Merger Sub, the Equity Commitment Letter.
VII. TERMINATION
7.1Termination. This Agreement may be terminated and the Transactions may be abandoned; provided that no termination by the Company hereunder (other than in accordance with Section 7.1(a)) shall be effective until the third Business Day following the delivery of written notice

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thereof to Parent and such termination shall not be effective if prior to such date Parent delivers written notice to the Company that it is ready, willing and able to consummate the Closing and does so consummate the Closing (unless such failure is due to non-performance by the Company of its obligations under this Agreement):
(a)by mutual written consent of Parent and the Company at any time prior to the Effective Time;
(b)by either Parent or the Company if:
(i)the Closing has not occurred on or before February 18, 2027 (the “Outside Date”); provided, however, that the Outside Date will be automatically extended until May 18, 2027 (and such date as so extended will constitute the Outside Date) if, as of the Outside Date, (A) the Closing Date has not occurred by reason of nonsatisfaction of the conditions set forth in Section 6.1(b) or Section 6.1(c)(i) (solely if the applicable Restraint is (1) appealable or otherwise not final and (2) relates to any Antitrust Laws or FDI Laws) and (B) all other conditions in Article VI have been satisfied or waived by the applicable Party (other than those conditions that by their terms are to be satisfied at Closing, but subject to such conditions being capable of being satisfied if Closing were to occur on such date); provided, that, the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any Party whose breach of, or failure to comply with, any provision of this Agreement (or, in the case of Parent or Merger Sub, the Equity Commitment Letter) has been the primary and proximate cause of the failure of the Closing to occur on or before the Outside Date (it being understood that such a breach or failure of Merger Sub will be deemed to be a breach or failure, as applicable, of Parent for purposes of the foregoing proviso);
(ii)any Restraint is in effect and has become final and nonappealable such that the condition set forth in Section 6.1(c) cannot be satisfied; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) will not be available to any Party whose breach of, or failure to comply with, any provision of this Agreement has been the primary and proximate cause of the failure of the condition set forth in Section 6.1(c) to be satisfied (it being understood that a breach or failure of Merger Sub will be deemed to be a breach or failure, as applicable, of Parent for purposes of this Section 7.1(b)(ii)); or
(iii)the Stockholders’ Meeting (including any adjournments and postponements thereof in accordance with this Agreement) shall have concluded without the Company Stockholder Approval having been obtained.
(c)by Parent:
(i)prior to the receipt of the Company Stockholder Approval, if a Company Adverse Recommendation Change shall have occurred; or
(ii)if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date then in effect, the Company shall not have cured such breach or failure to perform within 30 days (or such shorter period of time as remains prior to the Outside Date) following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(ii) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties or covenants hereunder such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied as of the time of such breach.

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(d)by the Company:
(i)prior to the receipt of the Company Stockholder Approval, and so long as (A) each of the Company and the Company Board has complied with, and has not breached, the provisions of Section 5.2, (B) the Company Board authorizes the Company to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 5.2 and the Company enters into such Company Acquisition Agreement, and (C) prior to or substantially concurrently with such entry into such Company Acquisition Agreement, the Company pays or causes to be paid the Company Termination Fee to Parent or its designee in accordance with Section 7.3(a);
(ii)if either Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants set forth in this Agreement or the Equity Commitment Letter, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date then in effect, Parent or Merger Sub, as applicable, shall not have cured such breach or failure to perform within 30 days (or such shorter period of time as remains prior to the Outside Date) following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(ii) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Company is then in material breach of any of its representations, warranties or covenants hereunder such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach; or
(iii)if (A) all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at Closing, but subject to such conditions being capable of being satisfied if Closing were to occur on such date) have been, and remain, satisfied or waived, (B) the Company has irrevocably confirmed to Parent in writing that all of the conditions set forth in Section 6.1 and Section 6.3 have been, and remain, satisfied or waived in accordance therewith and the Company is ready, willing and able to consummate the Closing, and (C) Parent and Merger Sub fail to consummate the Closing on or by the later of (1) the date the Closing should have occurred pursuant to Section 1.2 and (2) the third Business Day following the date of delivery by the Company to Parent of such notice.
7.2Effect of Termination
. If this Agreement is validly terminated pursuant to Section 7.1, this Agreement will become void and of no effect with no liability on the part of any Party or any Company Related Party or Parent Related Party; provided, however, that Section 5.5(e), Section 5.7, Section 5.14(c), this Section 7.2, Section 7.3, Article VIII and Annex A will continue in effect; provided, further, however, no Person will be relieved or released from liability for damages of any kind arising out of any (i) Willful and Material Breach of any of its representations and warranties or covenants contained in this Agreement (or, in the case of Parent and Merger Sub, the Equity Commitment Letter) or (ii) Fraud (and any failure by Parent or Merger Sub to close the Transactions when required pursuant to Section 1.2 (for any reason, including if the Sponsors do not fund the Equity Financing when required pursuant to the Equity Commitment Letter), will be deemed to be a Willful and Material Breach of this Agreement), and, in the case of each of the foregoing clauses (i) and (ii), subject to Section 7.3(d) and Section 7.3(e), the other Party will be entitled to pursue any and all remedies under applicable Law, including the payment of any monetary damages resulting therefrom (it being understood that such a Willful and Material Breach or Fraud of Merger Sub will be deemed to be a Willful and Material Breach or Fraud, as applicable, of Parent for purposes of the foregoing proviso). Notwithstanding anything in this Agreement to the contrary, under no circumstances will (A) the Company be permitted or entitled to receive more than one of (1) the Parent Termination Fee (together with any amounts required to be paid under Section 7.3(c)), (2) a grant of specific performance that results in a Closing and (3) monetary damages (but in the case of monetary damages, such limitation will not apply in the event of Fraud by Parent or Merger Sub, it being understood and agreed that the

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Company may receive both the Parent Termination Fee (together with any amounts required to be paid under Section 7.3(c)) and monetary damages in the event of Fraud by Parent or Merger Sub) or (B) Parent be permitted or entitled to receive more than one of (1) the Company Termination Fee (together with any amounts required to be paid under Section 7.3(c)), (2) a grant of specific performance that results in a Closing, and (3) monetary damages (together with any amounts required to be paid by the Company under Section 7.3(c)) (but in the case of monetary damages, such limitation will not apply in the event of Fraud or Willful and Material Breach by the Company, it being understood and agreed that Parent may receive both the Company Termination Fee (together with any amounts required to be paid under Section 7.3(c)) and monetary damages in the event of Fraud or Willful and Material Breach by the Company).
7.3Termination Fees.
(a)In the event that:
(i)(A) this Agreement is validly terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) (or this Agreement is validly terminated pursuant to any other provision of Section 7.1 and at such time could have been terminated under Section 7.1(b)(i) or Section 7.1(b)(iii)), (B) at the time of termination the Company would not have been entitled to terminate this Agreement pursuant to Section 7.1(d)(iii), (C) a bona fide Company Takeover Proposal has been (y) publicly made, proposed or communicated by a third party, or otherwise publicly known or (z) provided to the Company or the Company Board and, in the case of each of the foregoing clauses (y) and (z), after the execution of this Agreement and not irrevocably (and, in the case of the foregoing clause (y), publicly) withdrawn without qualification prior to the earlier of the Stockholders’ Meeting (with respect to a termination pursuant to Section 7.1(b)(iii)) and such termination, and (D) within twelve months after the date of such termination, any Company Takeover Proposal is consummated or the Company enters into a definitive agreement to consummate any Company Takeover Proposal; provided, however, that for purposes of this Section 7.3(a)(i), the references in the definition of Company Takeover Proposal to “20% or more” will be deemed to be references to “more than 50%” and to “80%” will be deemed to be refences to “50%”; or
(ii)this Agreement is validly terminated (A) by Parent pursuant to Section 7.1(c)(i) or (B) by the Company pursuant to Section 7.1(d)(i);
then, in any such event under clause (i) or (ii) of this Section 7.3(a), the Company will pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of immediately available funds (in accordance with wire instructions provided by Parent for such payment) (x) in the case of Section 7.3(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.3(a)(ii)(B), prior to or substantially concurrently with such termination, or (z) in the case of Section 7.3(a)(i), within two Business Days after the earlier of the consummation or entry into a definitive agreement described in clause (D) of Section 7.3(a)(i); it being understood that in no event will the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” will mean a cash amount equal to $22,768,393.51.
(b)In the event that this Agreement is validly terminated (i) by the Company or Parent pursuant to Section 7.1(b)(i) (at a time which the Company had a right to terminate this Agreement pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii)) or (ii) by the Company pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), then, in any such event under clause (i) or (ii) of this Section 7.3(b), Parent will pay or cause to be paid the Parent Termination Fee to the Company by wire transfer of immediately available funds (in accordance with wire instructions provided by the Company for such payment) within two Business Days after such termination; it being understood that in no event will Parent be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion. As used herein, “Parent Termination Fee” will mean a cash amount equal to $39,031,531.73.

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(c)In the event of any termination of this Agreement, the Company may seek reimbursement of the amounts payable by Parent, if any, pursuant to Section 5.14(c) (the “Reimbursement Costs”), subject to the Expenses Cap. Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other Parties would not enter into this Agreement. The Parties agree that each of the Company Termination Fee and Parent Termination Fee will not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which it is payable (and actually paid) for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent fails to timely pay or cause to be paid the Company Termination Fee or Parent Termination Fee, respectively (“Terminating Party”), and, in order to obtain the payment, the other Party (“Non-Terminating Party”) commences an Action that results in a judgment against the Terminating Party, then the Terminating Party will pay or cause to be paid to the Non-Terminating Party reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Non-Terminating Party in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made pursuant to the terms hereof through the date such payment was actually received (collectively, the “Enforcement Expenses”); provided that, notwithstanding anything to the contrary herein, the Enforcement Expenses and Reimbursement Costs shall be limited to an amount not to exceed $6,000,000 in the aggregate (the “Expenses Cap”), and in no event shall the Non-Terminating Party or any of its equityholders or Representatives seek or have any right to obtain any Enforcement Expenses or Reimbursement Costs against the Terminating Party or any of its equityholders or Representatives in an aggregate amount in excess of the Expenses Cap.
(d)Subject in all respects to Parent’s rights set forth in Section 8.6 and the reimbursement obligations of the Company under Section 7.3(c), and except in the case of Fraud or Willful and Material Breach, in the event that this Agreement is terminated in circumstances in which the Company Termination Fee is payable pursuant to Section 7.3(a), payment of the Company Termination Fee (together with any additional amounts payable pursuant to Section 7.3(c)) will be the sole and exclusive monetary damages remedy of Parent and Merger Sub and each of their respective Affiliates against the Company and its Subsidiaries for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount neither the Company nor any of its Subsidiaries will have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While Parent may pursue both a grant of specific performance in accordance with Section 8.6 and the payment of the Company Termination Fee under Section 7.3 (together with any additional amounts payable pursuant to Section 7.3(c)), under no circumstances will Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and all or any portion of the Company Termination Fee.
(e)Subject in all respects to the Company’s rights set forth in Section 8.6 and the reimbursement obligations of the Company under Section 7.3(c), and except in the case of Fraud, payment of the Parent Termination Fee (together with any additional amounts payable pursuant to Section 7.3(c)) will be the sole and exclusive monetary damages remedy of the Company against Parent and Merger Sub for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise (including any Willful and Material Breach), and upon payment of such amount neither Parent nor Merger Sub will have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding anything herein to the contrary, except in the case of Fraud by Parent or Merger Sub, the maximum aggregate liability of Parent, Merger Sub and their Affiliates for any and all damages, losses, fees, costs and expenses and any other recovery, judgment and amounts of any kind, including consequential, indirect and punitive damages, incurred or suffered by the Company, the stockholders of the Company, the holders of Company Equity Awards, or any of their respective Affiliates in connection with this Agreement or the Transactions, including as a result of any Willful and Material Breach of any provision of this Agreement, shall be limited to an amount not to exceed the Parent Termination Fee (together with any additional amounts payable pursuant to Section 7.3(c)), and, except in the case of Fraud by Parent or Merger Sub, in no event

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shall the Company, the stockholders of the Company, the holders of Company Equity Awards, or any of their respective Affiliates seek or have any right to obtain any damages, losses, fees, costs or expenses or any other recovery, judgment or amounts of any kind, including consequential, indirect or punitive damages, against Parent, Merger Sub or any of their Affiliates in an aggregate amount in excess of the Parent Termination Fee (together with any additional amounts payable pursuant to Section 7.3(c)) in connection with this Agreement or the Transactions. While the Company may pursue both a grant of specific performance in accordance with Section 8.6 and the payment of the Parent Termination Fee under Section 7.3 (together with any additional amounts payable pursuant to Section 7.3(c)), under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and all or any portion of the Parent Termination Fee.
VIII. MISCELLANEOUS AND GENERAL
8.1Survival. None of the representations, warranties and covenants in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement will survive the Effective Time, except this Section 8.1 will not limit any provision in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance (in whole or in part) after the Effective Time. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the liability of any Person for Fraud.
8.2Modification or Amendment. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or modified in any and all respects by written agreement of Parent and the Company; provided, however, that following receipt of the Company Stockholder Approval, there will be no amendment or modification to this Agreement which by Law would require further approval by the stockholders of the Company.
8.3Waiver. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and, together with the other provisions of this Agreement for the benefit of such Party, may be waived in writing by such Party in whole or in part to the extent permitted by applicable Laws.
8.4Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by electronic signature or pdf format), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures thereto and all such counterparts will together constitute one and the same agreement.
8.5Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement, and all disputes, claims or causes of action based on, arising out of, or related to this Agreement, the negotiation of this Agreement, the performance of this Agreement or the Transactions, will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.
(b)Any Action based on, arising out of or related to this Agreement or the Transactions will only be brought in the Court of Chancery of the State of Delaware, or in the event (but only in the event) such court does not have subject matter jurisdiction over such Action, then such Action shall only be brought in any other state or Federal court within the State of Delaware (the “Chosen Courts”), and each of the Parties irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action will be heard and determined only in the Chosen Courts, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained will be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against

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any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 8.5(b).
(c)EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS.
8.6Specific Performance.
(a)The Parties agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement and the Transactions. The Parties acknowledge and agree that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5 without proof of damages or the posting of a bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) will not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of the Transactions and without that right none of the Parties would have entered into this Agreement.
(b)The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 will not be required to provide any bond or other security in connection with any such Order.
8.7Notices. Any and all notices or other communications required or permitted to be provided hereunder will be in writing and sent by electronic mail, by nationally recognized overnight courier service or by registered mail and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 8.7 prior to 5:00 p.m. (Eastern time) on a Business Day (provided that no notice of delivery failure or similar is received in response thereto), (b) the Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 8.7 later than 5:00 p.m. (Eastern time) on any date or is delivered on a date that is not a Business Day (provided that no notice of delivery failure or similar is received in response thereto), (c) when received, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications will be as follows:
(a)If to Parent or Merger Sub, or, after the Closing, the Surviving Corporation to:
c/o Francisco Partners Management, L.P.
One Letterman Drive
Building C – Suite 410
San Francisco, CA 94129

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Attention: Ezra Perlman; Nick Nelson; Legal Notices
Email: Perlman@franciscopartners.com; Nick.Nelson@franciscopartners.com; Legal@franciscopartners.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention: Sean Z. Kramer, P.C.; Michele M. Cumpston, P.C.
Email: sean.kramer@kirkland.com, michele.cumpston@kirkland.com
(b)If to the Company:
1331 W Powell Way
Lehi, UT 84043
Attention: General Counsel
Email: legal@getweave.com.
with a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street; Floor 10
San Francisco, CA 94105
Attention:    Bill Hughes
    Ramy Shweiky
    Richard Smith

E-mail:    whughes@orrick.com
    rshweiky@orrick.com
    rsmith@orrick.com

or to such other address or addresses as the Parties may from time to time designate in writing.
8.8Entire Agreement; No Third-Party Beneficiaries.
(a)This Agreement (including the Company Disclosure Letter and all other schedules and exhibits hereto and all other documents and instruments referenced herein or delivered pursuant hereto), the Confidentiality Agreement, the Equity Commitment Letter, the Support Agreements and the Limited Guarantee (the “Transaction Documents”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties or their Affiliates with respect to the subject matter hereof and thereof.
(b)This Agreement is not intended to and does not confer upon any Person other than the Parties any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration pursuant to the terms of Section 2.1; (ii) if the Effective Time occurs, the right of the holders of the Company Equity Awards and holders of purchase rights under the Company ESPP to receive such amounts as provided for in Article II; (iii) if the

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Effective Time occurs, the rights of the Indemnified Parties set forth in Section 5.10; and (iv) the rights of the Company Related Parties and Parent Related Parties set forth in Section 8.14, which are intended for the benefit of such Persons and will be enforceable by them.
(c)Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the matters set forth in the Company Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein and as provided in Section 268(b) of the DGCL.
8.9Company Professional Advisors. Each of Parent and Merger Sub acknowledges, on its own behalf and on behalf of its Affiliates, that the legal counsel included in the notices provisions of Section 8.7 for the Company may advise and represent the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions and each of Parent and Merger Sub hereby consents thereto and waives any conflict of interests arising therefrom.
8.10Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Transactions, the other Transaction Documents and the transactions contemplated thereby will be paid by the Party incurring such expense. For the avoidance of doubt, if the Closing occurs, the costs and expenses of the Sponsors may be capitalized by Parent or its Affiliates.
8.11Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
8.12Interpretation; Construction.
(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference will be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The terms “or,” “any,” “neither,” “nor” and “either” shall be inclusive and not exclusive, unless the context otherwise requires. The phrase “to the extent” shall be deemed to be followed by the words “but only to the extent” and the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not mean simply “if”. Whenever the words “ordinary course of business” are used in this Agreement with respect to the Company and its Subsidiaries, they will be deemed to be followed by the words “consistent with past practice.” Any reference in this Agreement to gender includes all genders, and words imparting the singular number only will include the plural and vice versa. Where a reference in this Agreement is made to any agreement (including this Agreement), Contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof and made available to Parent); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” will be to calendar days unless otherwise indicated as a “Business Day.” When used with respect to any information, material, data, document or other item of disclosure relating to the Company or its Subsidiaries, “made available,” “furnished,” “delivered” or similar terms

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means such information, material, data, document or other item of disclosure was (i) posted to the Data Room, and accessible by Parent and its Representatives with access thereto, at least 24 hours prior to the date of this Agreement or (ii) publicly filed with the SEC by the Company at least two Business Days prior to the date of this Agreement and, in the case of each of the foregoing clauses (i) and (ii), continuously available through the Closing (provided that the construction of any such terms used in Section 3.23 and Section 4.11 will not be limited by this sentence). Where specific language is used to clarify by example a general statement, such specific language will not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Wherever there is a reference to a Person’s directors, managers, officers, employees, Affiliates, Representatives, relatives or other relations, unless the relevant time of determination of such Persons is expressly stated or the context requires otherwise, such reference shall mean such applicable Persons as of any relevant time of determination (which, for illustrative purposes, in the case of a (y) representation or warranty made as of a specific date, shall mean only as of such date, and (z) covenant or agreement given or made on a continuous basis for a durational period, shall mean as of any relevant time of determination within such period).
(b)The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(c)The Company Disclosure Letter is hereby incorporated and made a part hereof and is an integral part of this Agreement. The Company may, at its option, include in the Company Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation or warranty that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any Section or subsection of the Company Disclosure Letter will be deemed to be referred to and incorporated in any other Section or subsection of the Company Disclosure Letter to which it is specifically referenced or cross-referenced, and also in all other Sections or subsections of the Company Disclosure Letter to which such matter’s application or relevance is reasonably apparent on its face. Nothing contained in any Section or subsection of the Company Disclosure Letter should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened Action or otherwise. Except as otherwise expressly set forth in any Section or subsection of the Company Disclosure Letter, in no event will the listing or disclosure of any information or document in any such Section or subsection of the Company Disclosure Letter, or in the documents referred to or incorporated by reference in any Section or subsection of the Company Disclosure Letter, constitute or be deemed to imply any representation, warranty, undertaking, covenant or other obligation of the Company or its Subsidiaries not expressly set out in this Agreement or will such disclosure be construed as extending the scope of any representation or warranty, undertaking, covenant or obligation set out in this Agreement. Any capitalized terms used in any Section or subsection of the Company Disclosure Letter but not defined in the Company Disclosure Letter will be defined as set forth in this Agreement.
8.13Assignment; Delegation. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties; provided, however, that (a) Merger Sub may, without the consent of the Company, assign its rights under this Agreement to any Subsidiary of Parent and (b) Parent, Merger Sub and, after the Closing, the Surviving Corporation may, without the consent of any other Party, assign its respective rights under this Agreement for collateral security purposes to the Debt Financing Sources; provided, that, such assignment by Parent or Merger Sub will not (i) relieve Parent or Merger Sub of any of its obligations hereunder or enlarge, alter or change any obligation of the Company or (ii) impede or delay the consummation of the Merger or the other Transactions. Any purported assignment in violation of this Agreement is void.

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8.14Non-Recourse. Except in the case of Fraud, each of the Company (on behalf of itself and the other Company Related Parties) and Parent (on behalf of itself and the other Parent Related Parties) covenants, agrees and acknowledges (i) that this Agreement and each other Transaction Document may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or such other Transaction Document, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto (or their permitted assigns pursuant to Section 8.13) or thereto, as applicable, and (ii) except to the extent named a Party to this Agreement, no Company Related Party or Parent Related Party will have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of or by reason of the Transactions, except for claims that the Company, Parent or Merger Sub, as applicable, may assert against any Person that is party to, and solely pursuant to the terms and conditions of, any other Transaction Document.
[Signature page follows.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.
COMPANY

WEAVE COMMUNICATIONS, INC.

By: /s/ Tyler Waltman
Name: Tyler Waltman
Title: General Counsel

PARENT

WILLOW PARENT, LLC

By: /s/ Nicholas Nelson
Name: Nicholas Nelson
Title: Vice President

MERGER SUB

WILLOW MERGER SUB, INC.

By: /s/ Nicholas Nelson
Name: Nicholas Nelson
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

ANNEX A
DEFINITIONS
As used in this Agreement, the following terms have the meanings specified below.
“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains customary provisions (including with respect to confidentiality) and contains provisions that, in the judgment of legal counsel to the Company, are not less favorable (other than in an immaterial and non-substantive respect) to the Company than those included in the Confidentiality Agreement (provided, however, that any such confidentiality agreement (a) will not be required to contain any standstill provisions and (b) will not prohibit the Company from complying with its obligations under this Agreement, including Section 5.2).
“Action” means any civil, criminal, administrative, judicial, investigative or other claim, proceeding, litigation, audit, assessment, arbitration, charge or other ADR process, review, investigation, examination, inquiry, subpoena, hearing, demand, complaint, action, suit, or other proceeding or action of any kind (whether at Law or in equity), including by or before any Governmental Entity.
“Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.
“AI Solutions” means all artificial intelligence and machine learning systems and technologies together with underlying training, validation, and test data-sets, whether raw, pre-processed or enhanced, and associated metadata and informational content derived from such data-sets which identify, comment or otherwise derive information from such data-sets (collectively, “AI Data Sets”), including artificial intelligence and machine learning models whether trained or untrained, including weights, parameters and structure or architecture (collectively, “AI Models”), and generative artificial intelligence technology tools capable of automatically producing various types of novel content (such as source code, text, images, audio and synthetic data) based on user-supplied prompts.
“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and similar Laws relating to public or commercial corruption or bribery.
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, foreign antitrust Laws.
“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York or San Francisco, California.
“Bylaws” means the bylaws of the Company, as amended from time to time.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended from time to time.
“Company Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) or (b) stock option, stock purchase, stock appreciation right or other stock-related, individual employment, individual independent contractor, retention, bonus, commission, incentive, deferred compensation, change in control, profit-sharing, time-off, disability benefits, retirement, severance or termination pay plan or other compensation or employee benefit program, policy, agreement or arrangement, in each case whether or not funded, that is sponsored, contributed (or required to be contributed) to or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, individual consultant, individual independent contractor or non-employee director of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability.
“Company Employee” means current employees, officers or directors of the Company or any of its Subsidiaries.
“Company Equity Awards” means Company Options, Company RSUs and Company PSUs.
“Company Equity Plans” means the Company’s 2015 Equity Incentive Plan, 2022 Inducement Equity Incentive Plan, and 2021 Equity Incentive Plan and the Company ESPP, in each case, including as amended or amended restated from time to time.
“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.
“Company IP” means Company-Owned IP and Company Licensed IP.
“Company Licensed IP” means the Intellectual Property used by the Company and each of its Subsidiaries pursuant to an Inbound License and presently used in or necessary for the current operation of the business of the Company and its Subsidiaries.
“Company Material Adverse Effect” means any development, fact, change, event, effect, occurrence or circumstance that, individually or in the aggregate, (y) has, has had or would reasonably be expected to have a materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (z) would reasonably be expected to prevent or materially delay or impede the ability of the Company to consummate the Transactions; provided, however, in the case of the foregoing clauses (y), that in no event will any development, fact, change, event, effect, occurrence or circumstance arising out of any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally; (b) changes or proposed changes in Law or GAAP or other accounting methods, in each case, following the date hereof; (c) changes in conditions in financial markets, credit markets or capital markets, including (i) changes in interest rates or credit ratings; (ii) changes in exchange rates for the currencies of any country; or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (d) changes generally affecting the industries in which the Company and its Subsidiaries conduct business; (e) any geopolitical conditions, the outbreak of hostilities, acts of war, sabotage or cyberterrorism, in each case, by or sponsored by a Governmental Entity, terrorism or military actions (including any continuation, escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); (f) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks or restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak or material worsening of such conditions, and other force majeure events; (g) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency or consummation of the Transactions or the financing thereof, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with its employees, suppliers, lessors, partners, vendors, customers, regulators, Governmental Entities or any other third party (provided that this clause (g) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty is intended to address the consequences resulting from the announcement or completion of the Transactions or the performance of the requirements of this Agreement or for purposes of the conditions set forth in Section 6.2(a)); (h) any action taken or refrained from being taken by the Company or any of its Subsidiaries at the written request of Parent or which Parent has expressly approved or consented to in writing following the date of this Agreement (other than the obligation to conduct business and operations in the ordinary course under Section 5.1(a)); (i) any failure by the Company or any of its Subsidiaries to meet (1) any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in the foregoing subclause (1) or (2) may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent not otherwise excluded pursuant to a different subsection of this definition); (j) any decline in the market price of the shares of Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to a decline in the market price of the Company Common Stock may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect to the extent not otherwise excluded pursuant to a different subsection of this definition); (k) the identity of, or any facts or circumstances relating to, Parent or its Affiliates, its financing sources or investors, or the respective plan or intentions of any of the foregoing, with respect to the Company, its Subsidiaries or their business (provided that this clause (k) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty is intended to address the consequences resulting from the announcement or completion of the Transactions or the performance of the requirements of this Agreement or for purposes of the conditions set forth in Section 6.2(a)); (l) any breach by Parent or Merger Sub of this Agreement; or (m) the initiation of litigation by any holder of shares of the Company with respect to this Agreement or the Transactions; except that in each case of the foregoing clauses (a) through (f), to the extent that such development, fact, change, event, effect, occurrence or circumstance has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similar companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
“Company Options” means all options to purchase shares of Company Common Stock granted under the Company Equity Plans, excluding any option or right to purchase Company Common Stock under the Company ESPP.
“Company-Owned IP” means the Intellectual Property owned or purported to be owned by the Company and each of its Subsidiaries.

“Company Products” means all Software and any other products or services currently in development or developed, owned, distributed, licensed or sold by or on behalf of the Company and its Subsidiaries since January 1, 2024.
“Company PSUs” means all restricted stock units representing a right to receive Company Common Stock granted under the Company Equity Plans that are subject in whole or in part to performance-based vesting.
“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates.
“Company RSUs” means all restricted stock units representing a right to receive Company Common Stock granted under the Company Equity Plans, including any Company PSU that, as of or prior to the Effective Time, is subject to solely time-based vesting conditions.
“Company Superior Proposal” means a bona fide (for the avoidance of doubt, not merely an inquiry or indication or interest) written Company Takeover Proposal (except that, for purposes of this definition, the references in the definition of “Company Takeover Proposal” to “20%” are replaced by “80%” and references to “80%” therein are replaced by “20%”) that was not the result or effect of a breach of Section 5.2 made by a third party on terms that the Company Board or a duly authorized committee thereof determines in its good faith judgment, after consultation with financial advisors and legal counsel, taking into account all factors and matters deemed relevant in good faith by the Company Board, including financial, financing, legal, regulatory, Tax and any other aspects of the transaction described in such proposal (including the form of consideration), the identity and resources of the Person making such proposal (including the sources and terms of financing), the likelihood of the consummation of the transaction on the terms proposed, market conditions and the anticipated timing thereof, would, if consummated, be more favorable to the Company and the holders of Company Common Stock from a financial point of view than the Transactions (including after giving effect to any adjustment to the terms thereof proposed by Parent).
“Company Systems” means all information technology systems, including computer hardware, Software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms and peripherals, that are owned or controlled by the Company.
“Company Takeover Proposal” means, other than the Transactions, any offer or proposal (other than from Parent or its Affiliates or Representatives) relating to (a) any acquisition or purchase (or series of acquisitions or purchases), direct or indirect, of 20% or more of the fair value of the consolidated assets, revenue, earnings or net income of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, revenue, earnings or net income, individually or in the aggregate, constitute 20% or more of the fair value of the consolidated assets, revenue, earnings or net income of the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Person or group beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, revenue, earnings or net income, individually or in the aggregate, constitute 20% or more of the fair value of the consolidated assets, revenue, earnings or net income of the Company, or (c) a merger, consolidation, share exchange, business combination, license, plan of arrangement, partnership, joint venture, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries pursuant to which (i) any

Person or group would own, directly or indirectly, 20% or more of the aggregate voting power of the Company after giving effect to the consummation of such transaction or (ii) the stockholders of the Company immediately preceding such transaction or transactions would hold less than 80% of the aggregate voting power of the company in the surviving or resulting entity.
“Confidentiality Agreement” means the letter agreement dated as of June 3, 2026, between the Company and Parent or any Affiliate hereof.
“Contract” means any agreement, arrangement, lease, bond, deed, license, contract, note, mortgage, indenture or other obligation.
“Data Protection Laws” means all (a) applicable Laws (including HIPAA and any other applicable Laws of jurisdictions where Personal Data is collected) governing the privacy or security of Personal Data, and any other Laws applicable to the collection, storage, use or Processing of Personal Data, (b) privacy policies of the Company and its Subsidiaries, (c) legally binding industry standards regarding data security or privacy to which the Company or its Subsidiaries is bound or has represented itself to be bound, and (c) Contracts, to the extent relating to Personal Data into which the Company or any of its Subsidiaries has entered or is bound.

“Data Room” means the Datasite electronic data room established in connection with the Transactions.
“Debt Financing Sources” means Persons unaffiliated with Parent and Merger Sub (including parties to any joinder agreement or amendments joining such Persons to loan agreements, guarantees, pledge and security agreements, notes and other definitive financing documents in connection with the Debt Financing) that have committed to provide or arrange, or are acting as bookrunner or agent of or under, the Debt Financing and their respective Affiliates and their and their Affiliates’ respective Representatives and successors and assigns.
“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Material, in each case as in effect at the date hereof, or (c) the protection of worker health or safety.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Benefits” means, collectively, equity or equity-based compensation, nonqualified deferred compensation, defined benefit pension benefits, post-retirement health or welfare benefits, and retention, change-in-control or other special or similar non-recurring compensation or benefits.
“Existing Credit Agreement” means that certain Loan and Security Agreement, dated as of September 18, 2014, by and between the Company and Silicon Valley Bank, a California corporation (as amended, restated, supplemented or modified from time to time in accordance with its terms).
“FDI Laws” means applicable Laws governing investments by certain Persons in strategic business sectors, including those raising national security considerations, in any country where the Company or any of its Subsidiaries do business.

“Fraud” means the making of a false representation of a fact in Article III, Article IV or the Transaction Documents, with actual knowledge that such representation is false, an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it, and which causes such party, in justifiable reliance upon such false representation, to take or refrain from taking action, and to suffer loss by reason of such reliance. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.
“Governmental Entity” means any domestic federal, state or local or foreign governmental, quasi-governmental, administrative or regulatory body, subdivision, commission, agency, court, council, bureau, branch, board, instrumentality, authority, Government Official, arbitrator, arbitral body (public or private) or other legislative, executive or judicial Person, including the IRS or any other taxing authority.
“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), state healthcare program (as defined therein), health insurance program for the benefit of federal employees or other healthcare program administered by a Governmental Entity.
“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including (a) any political subdivision thereof, (b) any Person owned or controlled in whole or in part by a Governmental Entity, and (c) any Person acting in an official capacity for or on behalf of any Governmental Entity.
“Hazardous Materials” means any substance, element, compound, mixture, solution, and/or waste presently listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Material includes any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Entity or any Environmental Law, including but not limited to any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
“HIPAA” means, together with the rules and regulations promulgated thereunder, (i) the Health Insurance Portability and Accountability Act of 1996, (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of protected health information.
“Inbound Licenses” means Contracts pursuant to which any Person has licensed any Intellectual Property to the Company or any of its Subsidiaries or granted to the Company or any of its Subsidiaries any covenant not to sue or right with respect to any Intellectual Property.
“Intellectual Property” means all intellectual property or proprietary rights of any kind or nature, in any jurisdiction in the world, including all (a) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, slogans, trade dress and all other source or business identifiers and indicia or origin and all applications to register and all registrations, renewals and extensions thereof, and all goodwill associated with and symbolized by any of the foregoing, (b) Internet domain names, (c) patent disclosures, patent applications and patents, continuations, continuations-in-part, divisionals, revisions, substitutions, provisionals, re-examinations, renewals, extensions and reissues and counterparts thereof, (d) trade secrets and know-how, including all proprietary or confidential inventions, improvements, processes, methods, techniques, modifications, compilations, protocols, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other proprietary or other confidential information, (e) works of authorship (whether or not copyrightable), copyrights (whether registered or unregistered) and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, Software, databases and database rights, and “moral rights,” (f) any applications or registrations of any of the foregoing with the United States Patent and Trademark Office, the United States Copyright Office or any equivalent Governmental Entity (collectively, “Registered Intellectual Property”), (g) all other intellectual or proprietary property rights arising from software, and (h) rights of publicity and privacy.
“IRS” means the Internal Revenue Service.
“Knowledge” means (i) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge of the persons listed under Annex A, “Knowledge Group,” of the Company Disclosure Letter, after reasonably inquiry of their direct reports and (ii) when referring to the knowledge of Parent, the actual knowledge of the officers of Parent.
“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, acts, constitutions, policies, codes, Orders or legally enforceable requirements or guidance enacted, issued, adopted, applied or promulgated by any Governmental Entity and any judicial interpretation thereof.
“Lien” means any lien, charge, pledge, license, transfer restriction, security interest, claim or other encumbrance.
“Order” means any order, judgment, injunction, stipulation, award, ruling, determination, decision, directive, decree or writ adopted or imposed by, including any consent decree, memorandum of understanding, settlement agreement or similar Contract with, any Governmental Entity.
“Parent Material Adverse Effect” means any development, fact, change, event, effect, occurrence or circumstance that would, individually or when considered together with all other facts, circumstances or changes, reasonably be expected to prevent or materially delay or impede the ability of Parent or Merger Sub to consummate the Transactions.
“Parent Related Parties” Parent, Merger Sub, the Sponsors and any of their respective former, current or future officers, directors, general partners, limited partners, stockholders, equityholders, managers, members, agents, Representatives, Affiliates, assignee or successor.
“Payment Network” means any payment system, payment network, card association, debit network, or any other similar Person or network permitting businesses or consumers to engage in financial transactions using a credit, debit, stored value or prepaid card or account, bank account, or other account or payment method, including Mastercard, Visa Discover, JCB, American Express, and the National Automated Clearing House Association.
“Payment Network Rules” means all (a) applicable Laws relating to money transmission, debt collection, collection agency, lending, loan servicing, loan brokering, loan solicitation, and other payment services businesses and the issuance, maintenance and servicing of any payments of financing products or services and (b) bylaws, rules, regulations, procedures, guidelines or operational or technical standards or guidance issued, adopted, implemented or otherwise put into effect by or under the authority of any Payment Network.
“Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or are being contested in good faith, in each case, and for which adequate accruals or reserves have been established on the most recent consolidated balance sheet included in the Company SEC Documents, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien, in each case, arising in the ordinary course of business that are not yet due or are being contested in good faith and for which adequate accruals or reserves have been established on the most recent consolidated balance sheet included in the Company SEC Documents, (iii) which is specifically and adequately disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet, (iv) which is incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations (including letters of credit in lieu of any such bonds or to support the issuance thereof), (v) which is any zoning, building or other similar code or regulation not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted and any violation of which would not be material to the business of the Company and its Subsidiaries, (vi) which constitutes any condition that would be disclosed by a current, accurate survey or physical inspection, Lien (other than any Lien securing indebtedness for borrowed money), easement, right-of-way, covenant, restriction or other similar Liens of record that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted and which are not violated by the current use or occupancy of any assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (vii) which is a Lien arising by operation of law for amounts not yet due and not, individually or in the aggregate, material, (viii) which is any interest or title of a lessor under any leases or subleases entered into by the Company or any Subsidiary, in each case, in the ordinary course of business, not violated by the current use or occupancy of any real property to which they relate in the business of the Company and its Subsidiaries as currently conducted and any violation of which would not be material to the business of the Company and its Subsidiaries, (ix) which is a purchase money security interest in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Company or any of its Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements and similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business as conducted from time to time), in each case, to the extent not currently enforceable as a result of a breach or default by the Company or any of its Subsidiary, (ix)  which is a non-exclusive license to Intellectual Property granted by the Company or one of its Subsidiaries in the ordinary course of business, or (x) which was incurred in the ordinary course of business since the Company Balance Sheet Date and unrelated to indebtedness for borrowed money, none of which, individually or in the aggregate, is material or impairs the ownership or use of the assets to which they relate.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Personal Data” means information regarding an individual, natural person that is defined as “personal information,” “sensitive personal information,” “personally identifiable information,” “personal data,” “protected health information” or any similar terms under Data Protection Laws or other information that, alone or in combination with other information, is reasonably capable of being associated with any individual, natural person.
“Process,” “Processed” or “Processing” means the access, collection, use, storage, processing, recording, sharing, distribution, transfer, transmission, disposal or disclosure of Personal Data.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the environment of a Hazardous Material, in each case, in violation of any Environmental Law or in a manner which has or may give rise to any liability under any Environmental Law.
“Representatives” means, with respect to any Person, its officers, directors, managers, consultants, agents, financial advisors, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives and Affiliates.
“Sanctioned Country” means any country that is the subject of comprehensive Sanctions imposed by the United States, which at the time of signing includes Cuba, Iran, North Korea, and the Ukrainian regions of Crimea, Donetsk, Luhansk, Kherson and Zaporizhzhia.
“Sanctioned Person” means (a) a Person listed on a prohibited or restricted party list published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (including the “Specially Designated Nationals and Blocked Persons List,” and the Sectoral Sanctions Identifications List) or any Sanctions list maintained by the United Nations Security Council, the United Kingdom, the European Union or its Member States, (b) the government, including any political subdivision, agency or instrumentality thereof, of any Sanctioned Country or Venezuela, (c) a Person located, organized or resident in a Sanctioned Country, or (d) a Person owned 50 percent or more, directly or indirectly, or where relevant under applicable Sanctions, controlled by, any of the parties listed in the foregoing clauses (a)-(c).
“Sanctions” means all applicable Laws relating to embargoes or financial, economic or trade sanctions administered or enforced by the United States, the European Union and its Member States, the United Kingdom, the United Nations Security Council or any other Governmental Entity.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Security Breach” means any actual or confirmed (a) security breach or unauthorized access or use of any of the Company Systems, (b) unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data, or (c) unauthorized interference with system operations or security safeguards of the Company Systems, including any successful phishing incident or ransomware attack.
“Software” means all computer software in object code or source code format and related documentation and materials.
“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such party is a general partner, (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries, or (c) at least a majority of the equity securities or other equity interests is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination” statute or regulation or other similar state anti-takeover Laws and regulations.
“Tax” or “Taxes” means any and all (whether or not disputed) U.S. federal, state, local or non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including liability for the payment of any such amounts as a result of being either (A) a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor, or (B) a party to any tax sharing or similar agreement or as a result of any express or implied obligation to indemnify any other Person with respect to any such amounts.
“Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
“Trade Laws” means Sanctions, export and import controls and antiboycott Laws administered or enforced by the United States, the United Kingdom, the European Union and its Member States or any other Governmental Entity.
“Unvested Company Option” means any Company Option that is outstanding and not vested under its terms as of immediately prior to the Effective Time.
“Unvested Company RSU” means any Company RSU that is outstanding and not vested under its terms as of immediately prior to the Effective Time.
“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching Party or the failure by the breaching Party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.
“Vested Company Option” means any Company Option that is outstanding and vested under its terms as of immediately prior to the Effective Time.
“Vested Company RSU” means any Company RSU that is outstanding and vested under its terms as of immediately prior to the Effective Time.
The following terms are defined in the sections of this Agreement set forth after such term below:

Terms Not Defined in this Annex A	Section
Agreement	Preamble
AI Data Sets	Annex A (AI Solutions)
AI Models	Annex A (AI Solutions)
Bonus Amounts	5.8(c)
Bonus Plans	5.8(c)
Book-Entry Share	2.1(a)(i)
Certificate	2.1(a)(i)
Certificate of Merger	1.3
Chosen Courts	8.5(b)
Closing	1.2
Closing Date	1.2
Code	2.6
Company	Preamble
Company Acquisition Agreement	5.2(d)
Company Adverse Recommendation Change	5.2(d)
Company AI Products	3.14(e)
Company AI Requirements	3.14(d)
Company Balance Sheet	3.6(b)
Company Balance Sheet Date	3.6(b)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Financial Advisor	3.3(d)
Company Material Contract	3.17(a)
Company Permits	3.8(b)
Company SEC Documents	Article III
Company Stockholder Approval	3.3(a)
Company Termination Fee	7.3(a)
Continuation Period	5.8(a)
Continuing Employee	5.8(a)
D&O Insurance	5.10(c)
Debt Financing	5.14(b)
DGCL	Recitals
Dissenting Shares	2.3
Dissenting Stockholder	2.3
DTC	2.4(c)
Effective Time	1.3
Enforcement Expenses	7.3(c)
Equity Commitment Letter	Recitals
Equity Financing	Recitals
ERISA	Annex A (Company Benefits Plans)
Expenses Cap	7.3(c)
Final Offering	2.5(h)

Financing Uses	4.6(e)
GAAP	3.5(d)
HSR Act	3.4(a)
Indemnified Parties	5.10(a)
Insurance Arrangements	3.15
Interested Party Contract	3.22
Intervening Event	5.2(e)
Lease	3.16(c)
Letter of Transmittal	2.4(c)
Limited Guarantee	Recitals
Malicious Code	3.14(c)
Maximum Amount	5.10(c)
Measurement Time	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Non-Terminating Party	7.3(c)
NYSE	3.4(a)
Open Performance Bonus Period	5.8(c)
Outside Date	7.1(b)(i)
Owned Real Property	3.16(b)
Parent	Preamble
Parent Board	Recitals
Parent Termination Fee	7.3(b)
Parties	Preamble
Paying Agent	2.4(a)
Payment Fund	2.4(a)
Pre-Closing Period	5.1(a)
Proxy Statement	5.3(a)
Recent Company SEC Documents	3.5(a)
Registered Intellectual Property	Annex A (Intellectual Property)
Reimbursement Costs	7.3(c)
Remedy	5.5(c)
Required Governmental Approvals	3.4(a)
Restraint	6.1(c)
Solvent	4.7
Sponsors	Recitals
Stockholders’ Meeting	5.4(a)
Support Agreements	Recitals
Surviving Corporation	1.1(a)
Terminating Party	7.3(c)
Top Customers	3.21
Top Partner	3.21
Top Suppliers	3.21

Transactions	Recitals
Transaction Documents	8.8(a)
Transaction Litigation	5.15
Unvested Option Cash	2.5(b)
Unvested RSU Cash	2.5(d)